Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

DATALINK CORPORATION

MV SUB, INC.

MIDWAVE CORPORATION

JAMES D. LESLIE

ROBERT S. KROCAK

AND

JAMES D. LESLIE, AS SELLERS AGENT

TABLE OF CONTENTS

ARTICLE 1 PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS		1
1.1	Certain Definitions Relating to Transactions	1
1.2	Sale and Purchase of Acquired Assets	4
1.3	Excluded Assets	4
1.4	Assumed Liabilities	4
1.5	Excluded Liabilities	4
1.6	Unassignable Contracts	4

ARTICLE 2 PURCHASE PRICE AND ADJUSTMENT		5
2.1	Purchase Price	5
2.2	Payment of Initial Purchase Price at Closing and Related Payments; Issuance of Parent Shares	5
2.3	Purchase Price Adjustment	5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS		8
3.1	Organization and Good Standing	8
3.2	Capitalization	8
3.3	Authority and Authorization; Conflicts; Consents	8
3.4	Financial Statements and Undisclosed Liabilities	9
3.5	Taxes	10
3.6	Litigation and Orders	10
3.7	Compliance with Law	11
3.8	Contracts	11
3.9	Certain Assets	13
3.10	Certain Accounts	13
3.11	Real Property	13
3.12	Environmental Matters	14
3.13	Intellectual Property	14
3.14	Insurance	15
3.15	Absence of Certain Events	16
3.16	Employee Benefits	18
3.17	Employees and Labor Relations	18
3.18	Certain Business Relationships	19
3.19	Brokers	19
3.20	Accounts Receivable	19
3.21	Service Warranties	19
3.22	Suppliers and Customers	20
3.23	Imports and Exports	20
3.24	Absence of Certain Business Practices	20
3.25	Indebtedness	21
3.26	Computer Systems	21
3.27	Data and Privacy	21
3.28	Securities Matters	22
3.29	Full Disclosure	23
3.30	No Other Representations and Warranties	23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		23
4.1	Organization and Good Standing	23
4.2	Authority and Authorization; Conflicts; Consents	24
4.3	Brokers	24
4.4	Parent Shares	24

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4.5	Parent SEC Documents; Financial Statements	25
4.6	No Material Adverse Effect	25
4.7	Litigation and Orders	25

ARTICLE 5 CERTAIN COVENANTS		25
5.1	Further Assurances	25
5.2	Confidentiality and Publicity	25
5.3	Employee Matters	26
5.4	Satisfaction of Unassumed Liabilities	29
5.5	Certain Tax and Unclaimed Property Matters	29
5.6	Covenant Not to Compete and Related Covenants	29
5.7	Name Change	30
5.8	Items to Proper Party	31
5.9	Insurance and Insurance Proceeds	31
5.10	Maintenance of Existence	31
5.11	Collection of Acquired Receivables	31
5.12	Bulk Sales Laws	31
5.13	SEC and National Securities Exchange Requirements	31
5.14	Transfer of Parent Shares	31
5.15	Legend Removal	32
5.16	Reporting Status	32
5.17	Listing	32
5.18	Non-Public Information	32
5.19	Post-Closing Access for Parties	32
5.20	Sellers Agent	33

ARTICLE 6 CLOSING AND CLOSING DELIVERIES		34
6.1	Closing	34
6.2	Closing Deliveries by the Company and Sellers	34
6.3	Closing Deliveries by Buyer	35

ARTICLE 7 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		35
7.1	Indemnification by the Company and Sellers	35
7.2	Indemnification by Buyer and Parent	36
7.3	Certain Limitations and Other Matters Regarding Claims	36
7.4	Certain Survival Periods	38
7.5	Notice of Claims and Procedures	38
7.6	Escrow	39
7.7	Exclusive Remedy; Treatment of Certain Representations	40

ARTICLE 8 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		40
8.1	Notices	40
8.2	Expenses	41
8.3	Interpretation; Construction	41
8.4	Parties in Interest; No Third-Party Beneficiaries	42
8.5	Governing Law	42
8.6	Jurisdiction, Venue and Waiver of Jury Trial	42
8.7	Entire Agreement; Amendment; Waiver	42
8.8	Assignment; Binding Effect	43
8.9	Severability; Blue-Pencil	43
8.10	Counterparts	43
8.11	Disclosure Schedules	43

ARTICLE 9 CERTAIN DEFINITIONS		43

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Exhibits

Exhibit 1.1(a)(4)	Assumed Contracts
Exhibit 1.1(a)(5)	Assumed Real Property Leases
Exhibit 1.1(b)(3)	Certain Excluded Contracts
Exhibit 1.1(b)(4)	Excluded Real Property Leases
Exhibit 1.1(b)(12)	Certain Excluded Assets
Exhibit 1.1(c)(4)	Certain Assumed Liabilities
Exhibit 2.2(d)	Designated Persons
Exhibit 2.3(g)	Target Net Working Capital
Exhibit 2.3(i)	Prorated Items
Exhibit 2.3(j)	Allocation of Purchase Price
Exhibit 5.3(c)(2)	Severance
Exhibit 5.3(e)(2)	PTO
Exhibit 6.2(a)	Bill of Sale, Assignment and Assumption Agreement
Exhibit 6.2(b)(1)	Trademark Assignment
Exhibit 6.2(b)(2)	Domain Name Assignment
Exhibit 7.6	Escrow Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 3, 2011, by and among Datalink Corporation, a Minnesota corporation (“Parent”), MV Sub, Inc., a Minnesota corporation (“Buyer”), Midwave Corporation, a Delaware corporation (the “Company”), James D. Leslie (“Mr. Leslie”), Robert S. Krocak (“Mr. Krocak”, together with Mr. Leslie, the “Sellers”), and Mr. Leslie, in his capacity as Sellers Agent hereunder (the “Sellers Agent”).  Article 9 contains definitions of certain capitalized terms.

Recitals

A.                                   The Company is an information technology (“IT”) consulting firm that offers both professional services and sells products to business’ IT organizations utilizing the product portfolios of certain IT manufacturers, in the specific domains of data center services, networking services, managed services, and advisory services (such business, along with the other business activities of the Company, collectively being the “Business”)

B.                                     Sellers own 100% of the outstanding capital stock of the Company.

C.                                     Each Party desires that the Company sell, convey, transfer and assign, and that Buyer purchase, certain assets of the Company, and that Buyer assume certain liabilities of the Company, upon and subject to the terms herein.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:

ARTICLE 1
PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS

1.1                                 Certain Definitions Relating to Transactions.   For purposes of this Agreement, the following definitions apply:

(a)                                  Acquired Assets Defined.  “Acquired Assets” means all assets, properties, rights, claims, business operations, franchises and privileges of the Company with respect to the Business of every kind and nature whatsoever (tangible, intangible or mixed) and wherever located, except that Acquired Assets does not mean any Excluded Asset.  Without limiting the generality of the foregoing, the Acquired Assets include the following:

(1)                                  all goodwill related to the Business;

(2)                                  all merchandise, supplies (including office supplies and advertising and promotional materials), raw materials, work-in-process and other inventory related to the Business;

(3)                                  all accounts receivable (including any notes receivable or retainage) related to the Business (collectively, “Accounts Receivable”);

(4)                                  subject to Section 5.3 (and, for the avoidance of doubt, other than any Excluded Contract), all Contracts related to the Business, including each Contract listed in Exhibit 1.1(a)(4) (each Contract listed in Exhibit 1.1(a)(4) or in Exhibit 1.1(a)(5), and only such a listed Contract, is an “Assumed Contract”);

(5)                                  each Contract under which real property or interests in real property are leased or otherwise used or occupied by the Company, or that the Company leases to or otherwise permits the use or occupancy by another Person, in each case that are listed in Exhibit 1.1(a)(5) (each such Contract is an “Assumed Real Property Lease”);

(6)                                  all furniture, fixtures and equipment related to the Business, including computer and telecommunications hardware and software and information technology systems;

(7)                                  all leasehold improvements and other similar assets at or related to an Assumed Facility;

(8)                                  all Intellectual Property related to the Business, including the Company’s name and domain names;

(9)                                  all rights of the Company under any representation, warranty or guarantee by any third party related to the Business (including any manufacturer, supplier or other transferor of any Acquired Asset or any product or service that the Company received and including all related rights under any insurance policy or coverage of or regarding any such third party);

(10)                            all customer, supplier and service provider lists and similar information related to the Business, all other contact information, mailing lists and similar files related to the Business and all other books, reports, databases, information and other Records related to the Business (for the avoidance of doubt, other than the Excluded Records);

(11)                            all telephone numbers (including cellular telephone numbers), fax numbers, e-mail addresses, postal addresses and postal boxes related to the Business;

(12)                            all Petty Cash (“Petty Cash” meaning all currency and coins that are physically located at an Assumed Facility at the Effective Time);

(13)                            all checks, drafts, and similar instruments of payment from third parties or that Buyer subsequently obtains in its operation of the Business or any of the Accounts Receivable, provided, however, that (x) any rebates from vendors or receipts from customers of the Company for activities of the Business prior to the Effective Time shall remain the property of the Company so long as such rebates exceed the amounts accrued for rebates or Accounts Receivable, as the case may be, as an Acquired Asset in the Final Net Working Capital Statement and (y) any checks, drafts or similar instruments from third parties relating to any Excluded Asset shall remain the property of the Company;

(14)         subject to Section 2.3(i), all prepaid utilities, prepaid rents, prepaid costs and expenses, advance payments and other prepayments, security deposits and other deposits, prepaid property Taxes and other similar assets and amounts related to the Business paid by or on behalf of the Company (for the avoidance of doubt, other than to the extent listed in Section 1.1(b)(6)); and

(15)                            except as otherwise expressly stated herein, all rights with respect to causes of action, rights of recovery, rights of set-off, warranty claims, refunds, credits and other rights in respect of undertakings of third parties, Encumbrances and other claims related to the Business.

(b)                                 Excluded Assets Defined.  “Excluded Assets” means:

(1)                                  all minute books, stock and membership records and seals of the Company, all other documents relating to the organization and existence of the Company, all Tax Returns and Tax Records of the Company and a duplicate copy of all other financial Records of the Company (collectively, the “Excluded Records”);

(2)                                  all Tax-related identification numbers of the Company, all Tax refunds or credits to which the Company is entitled and any estimated Taxes of the Company for the periods or portions thereof prior to Closing;

(3)                                  each Contract listed in Exhibit 1.1(b)(3) (collectively with each Excluded Real Property Lease, the “Excluded Contracts”);

(4)                                  each Contract under which real property or interests in real property are leased or otherwise occupied by the Company, or that the Company leases to or otherwise permits the use or occupancy by another Person, in each case that are listed in Exhibit 1.1(b)(4) (each such Contract is an “Excluded Real Property Lease”);

(5)                                  all Employee Plans;

(6)                                  all insurance policies of the Company and insurance coverage thereunder and all refunds and rebates relating thereto and any prepaid insurance of the Company, except for the insurance policies that are Assumed Contracts;

(7)                                  all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and other similar accounts of the Company;

(8)                                  subject to Section 1.1(a)(13), all cash and cash equivalents, other than Petty Cash;

(9)                                  all rights of the Company or Sellers under this Agreement or any other Contract executed or delivered by or on behalf of a Party in connection with the transactions contemplated under this Agreement;

(10)                            all credit cards, debit cards and similar items of the Company (including if used by any employee); provided, however, it being understood that all Liabilities incurred by the Company prior to the Effective Time on the Company’s American Express card (other than any Liabilities not related to the Business or incurred personally by Mr. Leslie) shall be Assumed Liabilities;

(11)                            all amounts owed to the Company from any employee of the Company that arose in connection with such employee’s employment with the Company (including with respect to any loan to such an employee); and

(12)                            all assets listed in Exhibit 1.1(b)(12).

(c)                                  Assumed Liability Defined.  “Assumed Liability” means each Liability or obligation of the Company that is:

(1)                                  scheduled to be performed after Closing under the terms of an Assumed Contract or pursuant to an Assumed Contract for which Buyer has acquired the Accounts Receivable underlying such Assumed Contract, other than any such liability or obligation that arises out of, relates to or results from, directly or indirectly, any breach, tort, infringement or violation of Applicable Law at or before Closing;

(2)                                  for each Transferred Employee, each obligation regarding any sales commissions that otherwise would have been earned by and payable to such Transferred Employee after Closing under the Company’s normal sales commission policies and practices based on sales that occurred prior to Closing (collectively, “Transferred Employee Sales Commissions Obligation”), which each such Transferred Employee will earn in the same manner as they would have earned but for the transactions contemplated herein, and which Buyer will calculate and pay to each such Transferred Employee in the same manner as the Company would have otherwise calculated and paid such amounts but for the transactions contemplated herein;

(3)                                  for each Transferred Employee, the Company’s liability for all accrued paid time off (PTO) as of the Closing Date, the value of which for each Transferred Employee is set forth on Exhibit 5.3(e)(2) and is included in the calculation of Net Working Capital (the “PTO Balances”); or

(4)                                  expressly listed in Exhibit 1.1(c)(4).

(d)                                 Excluded Liability Defined.  “Excluded Liability” means each Liability of the Company that is not an Assumed Liability.

1.2                                 Sale and Purchase of Acquired Assets.  Under and subject to the terms of this Agreement, the Company hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from the Company, all of the Company’s right, title and interest in and to each Acquired Asset.

1.3                                 Excluded Assets.  No Excluded Asset will be sold, conveyed, transferred or assigned to Buyer.

1.4                                 Assumed Liabilities.  Under and subject to the terms of this Agreement (including Section 1.5), Buyer hereby assumes and agrees to pay, perform and satisfy when due all of the Assumed Liabilities.

1.5                                 Excluded Liabilities.  Except for the Assumed Liabilities, Buyer will not assume or be liable or obligated for, and the Company will remain liable and obligated for and will pay, perform and satisfy when due, each other Liability of the Company.  The sale, conveyance, transfer, assignment and purchase of the Acquired Assets does not include the assumption of any Liability related to any Acquired Asset, except to the extent Buyer expressly assumes such Liability under Section 1.4.  Without limiting the generality of the foregoing and notwithstanding any other term herein, the Assumed Liabilities will not include any portion of a Liability that would not have existed had each representation and warranty in this Agreement of the Company and Sellers been true, correct and complete when given.

1.6                                 Unassignable Contracts.  Notwithstanding anything herein to the contrary, if (a) any Assumed Contract is not capable of being sold, conveyed, transferred or assigned in the absence of the approval, consent or waiver of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation or creating any Encumbrance, other than a Permitted Encumbrance, under, such Assumed Contract) and (b) all necessary approvals, consents or waivers of any such other Person (including any party to such Assumed Contract) have not been obtained at or before Closing, then (1) Buyer hereby assumes and agrees to pay, perform and satisfy when due the Liabilities of the Company under such Assumed Contract (but not such Assumed Contract itself) to the extent that such Liabilities would otherwise be an Assumed Liability, (2) the rights and benefits of the Company under such Assumed Contract or resulting therefrom (but not such Assumed Contract itself), to the extent that such rights and benefits would otherwise be an Acquired Asset, are hereby sold, conveyed, transferred and assigned to Buyer and (3) after Closing, the Company will use its commercially reasonable efforts to assist Buyer in attempting to obtain such necessary approvals, consents or waivers and will promptly execute all documents reasonably requested or necessary to complete such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer if such approvals, consents or waivers are obtained, with any expenses incurred by the Company under this Section 1.6(b) being borne equally by the Company and Buyer.  If, with respect to any such Assumed Contract, such necessary approvals, consents or waivers are not obtained and such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer is not completed, then the Company and Buyer will negotiate in good faith to determine and enter into replacement arrangements such that the Parties are situated as close as is reasonably possible to circumstances (financially and all other) as they otherwise would be had such sale, conveyance, transfer and assignment been completed.

ARTICLE 2
PURCHASE PRICE AND ADJUSTMENT

2.1                                 Purchase Price.  Upon and subject to the terms herein, Buyer and Parent will collectively pay to the Company the aggregate amount equal to (a) $18,000,000.00 plus (b) $17,875.00 pursuant to Section 5.3(c)(2), in cash and Parent Common Stock (the “Initial Purchase Price”), as such amount is adjusted pursuant to the terms herein (such amount, as adjusted pursuant to any term herein, is the final purchase price for the Acquired Assets and is referred to herein as the “Purchase Price”), payable in accordance with the terms herein.

2.2                                 Payment of Initial Purchase Price at Closing and Related Payments; Issuance of Parent Shares.  Upon and subject to the terms herein, at Closing and on the Closing Date, Buyer and Parent will pay the Initial Purchase Price as follows:

(a)                                  Buyer will deposit into escrow with the Escrow Agent, the amount of $1,800,000.00 (the “Escrow Amount”), to be held by the Escrow Agent pursuant to the terms hereof and the Escrow Agreement;

(b)                                 Reserved.

(c)                                  Parent will issue to the Company (or to the Designated Persons in the individual amounts set forth on Exhibit 2.2(d)) 220,988 shares of Parent Common Stock (the “Parent Shares”), as calculated by dividing (1) $1,891,667 (the “Stock Consideration Amount”) by (2) the Average Trading Price, provided that fractional shares shall not be issued but will be settled in cash.  Parent shall deliver, or cause to be delivered, stock certificates representing the Parent Shares to the Company and/or Designated Persons within five (5) Business Days of the Closing Date; and

(d)                                 Buyer will pay in cash to the Company the remaining balance of the Initial Purchase Price (after making the payments in the preceding clauses of this Section and less the Stock Consideration Amount and plus the amount of cash-in-lieu of fractional shares as described in Section 2.2(d)), by wire transfer of immediately available funds to an account that the Company designates in writing at least two Business Days before the Closing Date.

2.3                                 Purchase Price Adjustment.

(a)                                  Buyer’s Preparation of the Statement.  Within 90 days after the Closing Date, Buyer will prepare and deliver to the Company a statement (the “Statement”) setting forth, in reasonable detail, Buyer’s good-faith determination of Net Working Capital.  The Company will assist Buyer and its representatives in all reasonable respects in preparing the Statement and will give Buyer and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of the Company and its Affiliates for such purpose and the other matters in this Section 2.3.  Such 90-day period will be extended, to the extent of any unreasonable delay by the Company in providing such assistance or access.  The final determination of Net Working Capital pursuant to this Section 2.3 is “Final Net Working Capital.”

(b)                                 The Company’s Response to the Statement.  The Net Working Capital in the Statement will become final and binding upon the Parties (and become Final Net Working Capital) 30 days after Buyer gives the Statement to the Company, unless the Company gives written notice, in reasonable detail, of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period.  The Company may give a Notice of Disagreement only if (1) assuming all of the Company’s assertions therein were sustained, the Purchase Price would be higher than if the Company had not given such Notice of Disagreement to Buyer and (2) such Notice of Disagreement states the Company’s determination of Net Working Capital.  The only disagreements that may be stated in a Notice of Disagreement are those that relate to any claimed inconsistencies between the principles, accounting methods, historical policies, practices and procedures used in preparing the Statement and the principles, accounting methods, historical policies, practices and procedures used in the calculation of Target Net Working Capital as shown in Exhibit 2.3(g) or errors in mathematical computation.  Notwithstanding anything to the contrary in this Section 2.3, no disagreement in a Notice of Disagreement may relate to the principles used in preparing the Statement or the calculation of Target Net Working Capital as long as such principles are also consistently applied to determine Net Working Capital.  If the Company gives a valid Notice of Disagreement before the end of such 30-day period stated above, then Final Net Working Capital (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.3(c).

(c)                                  Resolving Matters in Notice of Disagreement.  During the 30-day period after a valid Notice of Disagreement is given, the Company and Buyer will attempt to resolve in writing any differences that they have regarding any item in such Notice of Disagreement.  If, at the end of such 30-day period, the Company and Buyer have not reached agreement on all such items, then either Party may require that the items that remain in dispute be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution.  The Arbitrator will be a public accounting firm agreed upon by the Parties in writing; provided that the Arbitrator will not be an accounting firm used by either the Company or Buyer (or any of either’s Affiliates) within the preceding three years for audit or valuation purposes.  If the Parties cannot agree upon an Arbitrator within 15 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four potential Arbitrators remaining after the Company nominates three, Buyer nominates three, and the Company and Buyer each eliminate one potential Arbitrator from the other’s nominations.  The Arbitrator will determine procedures for such arbitration, subject to the terms hereof.  The Arbitrator will only consider the items that remain in dispute.  The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator.  The Arbitrator will determine Final Net Working Capital solely based on submissions made by the Company and Buyer consistent with the terms hereof (and not by independent review).  The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by either the Company or Buyer nor less than the lesser value for such item claimed by either of such Parties.

(d)                                 Allocation of Fees and Expenses.  The Company and Buyer will each pay its own fees and expenses regarding such arbitration and half of the fees and expenses of the Arbitrator.

(e)                                  Adjustment to Purchase Price Based on Final Net Working Capital.  The Purchase Price will be, and automatically will be adjusted to be, the Initial Purchase Price (1) decreased by the entire amount, if any, by which Final Net Working Capital is less than Target Net Working

Capital, or (2) increased by the entire amount, if any, by which Final Net Working Capital is greater than Target Net Working Capital.  However, if no such adjustment is required pursuant to this Section 2.3(e), then the Purchase Price will equal the Initial Purchase Price.

(f)                                    Reconciliation Payment.  Within five Business Days after Final Net Working Capital becomes final and binding on the Parties, the following will occur (with the payments in this Section below being made by wire transfer of immediately available funds):

(1)                                  if the Initial Purchase Price (as paid at Closing) is more than the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then the Company will pay to Buyer the amount of such excess, without interest.

(2)                                  if the Initial Purchase Price (as paid at Closing) is less than the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then Buyer will pay to Company the amount of such excess, without interest.

(g)                                 Target Net Working Capital Defined.  “Target Net Working Capital” means the amount of $500,000.00.  The Parties’ calculation of Target Net Working Capital is attached in Exhibit 2.3(g).  Except as set for therein, Exhibit 2.3(g) was prepared in accordance with GAAP, consistently applied with, and using the same accounting methods, historical policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies as were used in the preparation of the Annual Balance Sheet. Exhibit 2.3(g) shall serve as an example and in no event will any amounts set forth on it be binding in connection with the determination of Final Net Working Capital other than as set forth in Section 2.3(h).

(h)                                 Net Working Capital Defined.  “Net Working Capital” means an amount equal to (x) the aggregate dollar amount of all Acquired Assets that are current assets in the categories set forth on Exhibit 2.3(g) minus (y) the aggregate dollar amount of all Assumed Liabilities that are current liabilities in the categories set forth on Exhibit 2.3(g), in each case determined as of the Effective Time and in accordance with GAAP, consistently applied with, and using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies as were used in the calculation of Target Net Working Capital set forth in Exhibit 2.3(g), and including the Company’s share of any Prorated Items pursuant to Section 2.3(i).

(i)                                     Prorated Item Reconciliation.  In addition to the foregoing matters in this Article 2, the Company and Buyer will prorate, as of the Effective Time, based on the number of days elapsed in the applicable period, all prorated items, and set forth such proration on Exhibit 2.3(i) (“Prorated Item” means:  (A) rent, utility, ad valorem Tax regarding real estate that is a direct or indirect obligation pursuant to the terms of an Assumed Real Property Lease, common area maintenance, marketing or advertising allocation or other similar amount paid or payable with respect to any Assumed Real Property Lease; (B) prepaid cost or expense based on a period of time; or (C) charge or payment based on a period of time of performance or possession under any lease (other than any Assumed Real Property Lease), service Contract, maintenance Contract, marketing or advertising Contract or similar Contract).  The Company’s share of Prorated Items will be reflected in Final Net Working Capital, as an asset or liability as applicable.  To the extent any Prorated Item is not reflected in Final Net Working Capital, within five Business Days after Final Net Working Capital becomes final and binding upon the Parties, Buyer will pay to the Company or the Company will pay to Buyer (as applicable) the amount necessary to allocate such Prorated Items not reflected in Final Net Working Capital between the Company and Buyer under this Section 2.3(i) such that each has paid its pro rata share thereof.  Such payment will be made, without interest, by wire transfer of immediately available funds.

(j)                                     Allocation of Purchase Price.  Each Party will allocate the Purchase Price in accordance with Exhibit 2.3(j) and Applicable Law (including that each Party will cause each of its applicable Affiliates to do so).  After Closing, the Parties will, and will cause their respective Affiliates to, make consistent use of such allocation, as adjusted to reflect any, if any, adjustments needed to remain consistent with Final Net Working Capital and the resulting adjustment to the Purchase, for all Tax purposes.  With respect to such allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation of all financial statements and the filing of all Tax Returns (including the filing of its IRS Forms 8594 (whether initial or supplemental) relating to the transactions contemplated herein) and in the course of any Tax audit, Tax review or other Tax Proceeding relating thereto, and (3) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of section 1313(a) of the Code.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

Except as set forth in the Disclosure Schedules, the Company and each Seller, jointly and severally, hereby represent and warrant to Buyer and Parent as follows:

3.1                                 Organization and Good Standing.  The Company is a duly organized and validly existing corporation in good standing under the laws of the state of Delaware.  The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, with each such jurisdiction being listed in Schedule 3.1, except where the failure to be so qualified or in good standing will not have a Material Adverse Effect on the Company.  The Company has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority will not have a Material Adverse Effect on the Company.  The Company does not hold any equity interest, directly or indirectly, of any other Person.  The Company has delivered to Buyer a true, correct and complete copy of the Organizational Documents of the Company.  Schedule 3.1 lists the officers, stockholders and directors of the Company.  The Company’s minute books (which contain the records of meetings of the stockholders and board of directors (and any committees of any such board) of the Company (as applicable)) and the Company’s ownership records have been delivered to Buyer and are true, correct and complete in all material respects.  Such minute books record therein all actions taken by such stockholders, boards and committees, as such, that have been documented and no other material action of any of them, as such, has been taken that is not recorded in any such minute book.  The Company is not in default under or in violation of any provision of any of its Organizational Documents.

3.2                                 Capitalization.  Schedule 3.2 lists (a) all equityholders of the Company and all equity interests of the Company held by each of them and (b) the equity interests held by the Company, directly or indirectly, in any other Person, if any.  Other than rights of Buyer created hereunder and except as set forth on Schedule 3.2, there is no:  (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to the Company; or (3) voting trust, proxy or other Contract with respect to any equity interest of the Company. The Company has no Subsidiaries.

3.3                                 Authority and Authorization; Conflicts; Consents.

(a)                                  Authority and Authorization.  The execution, delivery and performance of this Agreement and each Ancillary Document of Sellers or of the Company, or any of their Affiliates, have been duly authorized and approved by all necessary corporate or other action (as applicable) with respect to Sellers, the Company and each such Affiliate, and each such authorization and approval remains in full force and effect.  Assuming due authorization, execution and delivery by Buyer and Parent and their applicable Affiliates of this Agreement and each Ancillary Document of Buyer or Parent or any of their Affiliates, this Agreement is, and each Ancillary Document of Sellers or of the Company, or any of their Affiliates, at Closing will be, the legal, valid and binding obligation of Sellers, the Company and each such applicable Affiliate, enforceable against Sellers, the Company and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.  Sellers, the Company and each such applicable Affiliate has all requisite corporate or other power (as applicable) and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Sellers, the Company or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by Sellers, the Company and each such applicable Affiliate.

(b)                                 Conflicts.  Except as listed in Schedule 3.3(b), neither the execution nor delivery by Sellers or the Company of this Agreement, or by Sellers, the Company or any Affiliate of Sellers or the Company of any Ancillary Document, nor consummation by Sellers, the Company or any Affiliate of Sellers or the Company of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice):  (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of the Company or any of its Affiliates; (2) violate any Applicable Law or Order; (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Company to accelerate, increase, terminate, modify or cancel any right or obligation in a manner materially adverse to any Acquired Asset, Assumed Liability or the Business or result in the creation of any Encumbrance on the Acquired Assets under, any Contract to which Sellers or the Company is a party or by which any Acquired Asset of the Company is bound; or (4) give rise to any limitation, restriction or adverse effect on Buyer’s ability to conduct its business (including the Business) after Closing (including the revocation or other termination of any Permit that is part of the Acquired Assets).

(c)                                  Consents.  Except as listed in Schedule 3.3(c), no consent or approval by, notification to or filing with any Person is required in connection with Sellers’ or the Company’s or any of any of their Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of Sellers, the Company or any Affiliate of any of them, or Sellers’, the Company’s or any such Affiliate’s consummation of the transactions contemplated herein or therein.  “Consent” means each consent, approval, notice or filing listed in Schedule 3.3(c).

3.4                                 Financial Statements and Undisclosed Liabilities.

(a)                                  Financial Statements Defined.  Schedule 3.4(a) contains a true, correct and complete copy of the following:

(1)                                  the (A) audited balance sheet of the Company as of each of December 26, 2009 and December 25, 2010 (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”); (B) audited income statement of the Company for the fiscal year ended on the Annual Balance Sheet Date; and (C) notes to the foregoing and the reports thereon of the Company’s independent auditors (collectively, the “Annual Financial Statements”); and

(2)                                  the unaudited (A) balance sheet of the Company as of August 27, 2011 (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); and (B) income statement of the Company for the 8-month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)                                 Financial Statements and Records.  The Financial Statements (1) were prepared in accordance with GAAP consistently applied with the Company’s past practices, (2) were prepared in all material respects in accordance with, and are consistent with, the books and records of the Company and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Company at their respective dates and the results of operations of the Company for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate, and would be of a normal and recurring type) and do not have notes included therewith (which notes would not be material, individually or in the aggregate, and would be consistent in all material respects with the notes to the Audited Financial Statements).  The financial records of the Company, all of which the Company has made available to Buyer, are true, correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c)                                  Undisclosed Liabilities.  The Company has no Liability, except for any Liability (1) set forth on the face of the Interim Balance Sheet, (2) listed in Schedule 3.4(c), (3) that has arisen in its Ordinary Course of Business since the Interim Balance Sheet Date (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law), (4) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein, (5) is an Excluded Liability, or (6) is an Assumed Liability.

3.5                                 Taxes.  The Company has filed or caused to be filed on a timely basis all Tax Returns that are due or that were required to be filed by, on behalf of or with respect to the Company or any Affiliated Group of which the Company is or was a member, in each case pursuant to Applicable Law.  The Company or one of its Affiliates has properly paid all Taxes owed by or with respect to the Company or any Affiliated Group of which the Company is or was a member that have become due, whether or not shown due on any return.  Provision has been or will be made for the payment of all Taxes of the Company or any Affiliated Group of which the Company is or was a member that will become due, with respect to all Tax periods or portions thereof ending before the Effective Time or pursuant to any assessment received by the Company or any Affiliated Group of which the Company is or was a member related to any such Tax period or portion thereof.  All other Taxes that the Company is or was required by Applicable Law to withhold, deduct or collect have been duly withheld, deducted and collected by the Company and, to the extent required, have been paid to the proper Governmental Authority.  No claim has ever been made, or is reasonably expected to be made, by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxation by such jurisdiction.  There is no Encumbrance on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and there is no reasonable basis for assertion of any claim attributable to Taxes which, if adversely determined, would result in any such Encumbrance.  The Company is not a “foreign person” within the meaning of section 1445 of the Code.  The Company has been a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code since January 1, 2001.

3.6                                 Litigation and Orders.  Except as listed in Schedule 3.6, (a) there is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) or other Proceeding pending or, to Sellers’ and the Company’s Knowledge, Threatened against the Company or to which the Company is a party or that is reasonably expected to adversely affect any Acquired Asset, Assumed Liability or the Business and (b) the Company is not subject to any Order.  No Proceeding or Order has had or is reasonably likely to have a Material Adverse Effect on the Business or will materially and adversely affect Sellers’ or the Company’s ability to consummate the transactions contemplated herein.  The Company is not in default or other violation with respect to any Order.

3.7                                 Compliance with Law.  At all times since January 1, 2007, the Company has been operated in compliance in all material respects with all Applicable Laws (including those relating to (1) maintaining Permits required of the Company to conduct its business, (2) pollution or protection of the environment and (3) occupational health, welfare and safety), except as listed in Schedule 3.7.  No written notice has been received by Sellers or the Company since January 1, 2007 from any Governmental Authority alleging that the Company is not or was not in compliance in any material respect with any Applicable Law.  The Company possesses and is in compliance in all material respects with each Permit necessary for the Company to own, operate and use its assets and conduct its business.  The Company has delivered or made available to Buyer a true, correct and complete copy of each such Permit, and each such Permit is listed in Schedule 3.7.

3.8                                 Contracts.

(a)                                  Exhibit 1.1(a)(4), 1.1(a)(5), 1.1(b)(3) and 1.1(b)(4), taken together, is a true, correct and complete list of the following Contracts to which the Company is a party or by which any of its assets is bound (each Contract so listed or required to be so listed being a “Major Contract”) and, to the extent that a Major Contract is oral, one of such Exhibits contains an accurate description thereof, and each Major Contract is listed under a heading in such Exhibit that corresponds with the applicable clause among the following to which such Major Contract relates:

(1)                                  each Contract regarding the employment of any Person that provides for payment of salary in excess of $75,000.00, employment other than at-will, severance upon termination of employment or change of control payments upon the consummation of the transactions under this Agreement;

(2)                                  each covenant not to compete that restricts in any respect the operation of the business of the Company or that provides any benefit to the Company (other than covenants not to compete that are entered into with the Company’s employees for the benefit of the Company in the Ordinary Course of Business);

(3)                                  each operating lease (as lessor or lessee) of tangible personal property (other than those where the amount payable thereunder is less than $10,000.00 per Contract or that are terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liability with respect to products provided or services rendered before the termination thereof);

(4)                                  each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business of the Company);

(5)                                  each Contract that provides for management, personal service or consulting services to the Company (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liability with respect to services rendered before the termination thereof);

(6)                                  each Contract for the purchase by the Company of any supply or product (except those entered into in its Ordinary Course of Business on an order-by-order basis where the amount thereof is less than $10,000.00 per Contract);

(7)                                  each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, the Company or any sale-leaseback arrangement pertaining to any real property or to equipment;

(8)                                  each Contract under which the Company is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(9)                                  each Contract under which the Company has advanced or loaned any other Person amounts for such Person exceeding $10,000.00;

(10)                            each outstanding power of attorney with respect to the Company;

(11)                            each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property;

(12)                            each Contract requiring the Company to reimburse any maker of a letter of credit or banker’s acceptance;

(13)                            each partnership, joint venture or similar Contract;

(14)                            each Contract with any Affiliate of (A) the Company or (B) any officer or director of (or any person holding a similar position with) the Company;

(15)                            each Contract with any referral source for, or distributor, broker or reseller of, any product or service offered by the Company;

(16)                            each Contract for any advertising or promotional service or website design or hosting (other than those where the amount payable thereunder is less than $10,000.00 per Contract or that are terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liability with respect to services ordered before the termination thereof);

(17)                            each Contract containing any form of most-favored provision in favor of any supplier or customer of the Company;

(18)                            each Contract for the sale of any product or service offered by the Company that calls for performance over a period of more than six months (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company except Liability with respect to products or services ordered before the termination thereof); and

(19)                            each other Contract not entered into in the Ordinary Course of Business of the Company.

(b)                                 The Company has delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate description of the terms thereof is included in Exhibit 1.1(a)(4), 1.1(a)(5), 1.1(b)(3) or 1.1(b)(4)) or, to the extent entered into in its Ordinary Course of Business based on a standard form of Contract, the standard form has been delivered to Buyer).  With respect to each Assumed Contract, (1) such Assumed Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Company and, to Sellers’ and the Company’s Knowledge, against each other party thereto, and such Assumed Contract will continue to be so legal, valid, binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) on identical terms upon the consummation of the transactions contemplated herein (except to the extent that the other party to such Contract terminates such Contract), (2) the Company is not and, to Sellers’ and the Company’s Knowledge, no other party thereto is in material breach of or default under such Assumed Contract and no party thereto has given to any other party thereto notice alleging that such a breach or default occurred, (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Assumed Contract or of any material right or Liability thereunder, (4) the Company has not waived any material right under such Assumed Contract, (5) no party to such Assumed Contract has terminated, modified, accelerated or canceled such Assumed Contract or any material right or Liability thereunder or communicated such party’s desire or intent to do so, (6) the Company has not received any prepayment under such Assumed Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Balance Sheet and will be in Final Net Working Capital) and (7) if the parties to such Assumed Contract are performing under terms that have expired by the express terms of such Assumed Contract, then Schedule 3.8(a) identifies such expiration and describes the material terms under which such parties continue to perform.

3.9                                 Certain Assets.  The Company has good and marketable title to, or a valid leasehold interest in or a valid license for, each Acquired Asset, free and clear of any Encumbrance other than any Permitted Encumbrance, except as listed in Schedule 3.9.  Each such asset that is personal property is free from defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used and presently is proposed to be used.  The Company has exclusive possession and control of each such asset that is personal property at each Assumed Facility.

3.10                           Certain Accounts.  Schedule 3.10 lists each bank account, cash account, brokerage account and other similar account in which the Company has any interest.

3.11                           Real Property.

(a)                                  Schedule 3.11(a) lists all real property and all interests in real property, in each case that is leased or occupied by the Company or that the Company has the right to occupy, now or in the future (each, whether written or oral, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”).  The Company does not own, and has not ever owned, any real property.

(b)                                 All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property.  Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property.  There is no pending or, to Sellers’ and the Company’s Knowledge, Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation.  No Leased Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored in all material respects.

(c)                                  The Company has a valid leasehold interest under each Real Property Lease, subject to any Enforcement Limitation.  The Company is not in default or otherwise in breach under any Real Property Lease and, to Sellers’ and the Company’s Knowledge, no other party is in default or otherwise in breach thereof.  To Sellers’ and the Company’s Knowledge, no party to any Real Property Lease has exercised any termination right with respect thereto.  The Company has provided to Buyer a true, correct and complete copy of each Real Property Lease.  Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties.  All rent and other sums and charges payable by the Company as tenant thereunder are current.  No party to any Real Property Lease has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease.  The Company has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Encumbrances, except any Permitted Encumbrance.  The Company has not received written or, to Sellers’ and the Company’s Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of the Company.

3.12                           Environmental Matters.

(a)                                  The Company has delivered to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents of which Sellers or the Company has Knowledge relating to the status of any of the Leased Real Property or otherwise relating to the business of the Company with respect to any Environmental Law.

(b)                                 The Company has obtained each Permit that it is or was required to obtain under any Environmental Law, and all of such Permits that are currently held by the Company are listed in Schedule 3.12(b).  The Company is and always has been in compliance in all material respects with all Environmental Laws and the terms and conditions of all material Permits issued with respect to the Company pursuant to any Environmental Law.  No incident, condition, change, effect or circumstance with respect to the Company has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by the Company in the future, including any failure to make a timely application or submission for renewal of any such Permit.

(c)                                  There is no Environmental Claim pending or, to Sellers’ and the Company’s Knowledge, Threatened against the Company or against any Person whose Liability for such Environmental Claim the Company has or retained or assumed by Contract or under any Applicable Law.  No incident, condition, change, effect or circumstance has occurred or exists that could reasonably be expected to form the basis of an Environmental Claim against the Company or against any Person whose Liability for such Environmental Claim the Company has or retained or assumed by Contract or under any Applicable Law.

(d)                                 To Sellers’ and the Company’s Knowledge, there is no (1) underground storage tank located on any Leased Real Property, (2) well located on any of the Leased Real Property (regardless of whether such well is in use) or (3) asbestos contained in or forming part of any building, building component, structure or office space on any of the Leased Real Property that is in a damaged condition such that it is not in material compliance with all Environmental Laws.

(e)                                  To Sellers’ and the Company’s Knowledge, the Company has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in a manner so as to create any material Liability under any Environmental Law for Buyer.

3.13                           Intellectual Property.

(a)                                  Schedule 3.13(a) lists all Intellectual Property of the Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration.

(b)                                 The Company owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to an Assumed Contract listed in Exhibit 1.1(a)(4)), the Intellectual Property used by the Company in the operation of its business.

(c)                                  Except as listed in Schedule 3.13(c):

(1)                                  (A) the Company has not received notice that any registered Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of the Company is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to Sellers’ and the Company’s Knowledge, no such Proceeding is Threatened;

(2)                                  the Company has not received any written or oral charge, complaint, claim, demand or notice since January 1, 2007, alleging that any use, sale or offer to sell any good or service of the Company interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person; and

(3)                                  the Company is not interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to Sellers’ and the Company’s Knowledge, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Company.

(d)                                 Except as listed in Schedule 3.13(d), each former and current employee of the Company is a party to a written Contract with the Company that assigns to the Company all rights to all inventions, improvements, discoveries and information relating to the Company, and the Company has provided a true, correct and complete copy of each such Contract, or a form thereof, to Buyer.  No former or current employee of the Company is bound by any Contract (other than with the Company) that restricts or limits the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign or disclose information concerning such employee’s work to any Person other than the Company.

(e)                                  With respect to each issued or registered item of Intellectual Property, such Intellectual Property is:  (1) in compliance with all applicable legal requirements (including:  payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) valid and enforceable; and (3) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.

(f)                                    With respect to each trade secret of the Company (including each item of Intellectual Property that the Company regards as a trade secret):  (1) the documentation relating to such trade secret is current, accurate and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; (2) the Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (3) to Sellers’ and the Company’s Knowledge, such trade secret has not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

3.14                           Insurance.

(a)                                  Schedule 3.14(a) lists the following information with respect to each insurance policy to which the Company is or was at any time during the preceding one-year period a party or under which any of its assets, employees, officers, directors, managers or governors (in each such individual’s capacity as such) is or was at any time during such period a named insured or otherwise the beneficiary of coverage thereunder (each an “Insurance Policy”):  (1) the name of the insurer, the name of the policyholder and the name of each covered insured; (2) the policy number and the period of coverage; and (3) an accurate description of all retroactive premium adjustments and other loss-sharing arrangements.  Schedule 3.14(a) lists all self-insurance arrangements affecting the Company and all obligations of the Company to any other Person with respect to insurance (including such obligations under leases and service agreements).

(b)                                 Except as listed in Schedule 3.14(b), with respect to each Insurance Policy:  (1) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect (subject to any Enforcement Limitation); (2) such Insurance Policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated herein (except to the extent enforceability may be limited by any Enforcement Limitation and except to the extent that the Company cancels such policies after the Effective Time); (3) neither the Company nor, to Sellers’ and the Company’s Knowledge, any other party to such Insurance Policy is in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (4) no event has occurred that (with or without the passage of time or giving of notice) would constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy.  The Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period.  The Insurance Policies are sufficient for compliance with all Applicable Laws and all Major Contracts.  All premiums due with respect to the Insurance Policies covering all periods up to and including September 30, 2011 have been paid.

3.15                           Absence of Certain Events.  Since the Annual Balance Sheet Date, (A) there has not been any Material Adverse Effect on the Business and (B) the Company has been operated in its Ordinary Course of Business.  Without limiting the generality of the foregoing, except as listed in Schedule 3.15, since the Annual Balance Sheet Date, the Company did not do any of the following:

(a)                                  (1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (3) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (4) purchased, redeemed or otherwise acquired any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(b)                                 (1) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (2) failed to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the Annual Balance Sheet Date, ordinary wear and tear excepted, (3) erected any new improvement on any of the Leased Real Property, (4) made any capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $25,000.00 (individually or in the aggregate), licensed any intangible asset from any other Person, except non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software, leased any real property from any other Person or leased any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $10,000.00

(individually or in the aggregate)), (5) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (6) disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure Contract or (7) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(c)                                  granted or had come into existence any Encumbrance on any material asset, other than (1) pursuant to a Major Contract listed in Exhibit 1.1(a)(4), 1.1(a)(5), 1.1(b)(3) or 1.1(b)(4) or (2) any Permitted Encumbrance;

(d)                                 (1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (3) agreed to maintain the financial condition of any other Person;

(e)                                  (1) incurred any indebtedness for borrowed money that will not be satisfied at Closing pursuant to a Payoff Letter, (2) made any loan, advance or capital contribution to, or investment in, any other Person or (3) made or pledged to make any charitable or other capital contribution;

(f)                                    (1) except in its Ordinary Course of Business, entered into any material Contract, or amended or terminated in any respect that is or was material and adverse to the Company any material Contract to which the Company is or was a party, or (2) waived, released or assigned any material right or claim under any such material Contract;

(g)                                 (1) failed to prepare and timely file all Tax Returns with respect to the Company required to be filed during such period or timely withhold and remit any employment Taxes with respect to the Company, (2) filed any amended Tax Return, (3) made or changed any election with respect to Taxes or (4) settled or compromised any material Tax Liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, waived any statute of limitations regarding any Tax, agreed to any extension of time regarding the assessment of any Tax deficiency or took any other similar action relating to any Tax;

(h)                                 (1) adopted or changed any material accounting method or principle used by the Company, except as required under GAAP or the Code or (2) changed any annual accounting period;

(i)                                     failed to (1) keep intact the then-existing business organization of the Company, (2) keep available to the Company the then-existing officer and management-level employees of the Company or (3) preserve, and prevent any material degradation in, the Company’s relationship with any of its suppliers, customers or others having material business relations with the Company;

(j)                                     (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan for the benefit or welfare of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment, (3) increased any compensation or fringe benefit of any director, officer or management-level employee or paid any benefit to any director, officer or management-level employee, other than pursuant to a then-existing Plan and in amounts consistent with past practice, (4) granted any award to any director, officer or management-level employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement or (6) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(k)                                  amended or changed, or authorized any amendment or change to, any of its Organizational Documents;

(l)                                     except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or

(m)                               entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.

3.16                           Employee Benefits.

(a)                                  Schedule 3.16 lists each Employee Plan.  The Company has delivered to Buyer with respect to each Employee Plan true, correct and complete copies of all insurance contracts, the most recent IRS determination letter, where applicable and any other document Buyer reasonably requested.

(b)                                 Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Law.  Neither the Company nor any current or former ERISA Affiliate has, at any time since January 1, 2000, maintained or made any contributions to (or had any obligation to make contributions to) (1) any defined benefit pension plan or multiemployer pension plan that is subject to Title IV of ERISA or Section 412 of the Code or (2) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).  The Company has satisfied all obligations applicable to the Company or any of its ERISA Affiliates under section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any employee or former employee of the Company (or any dependent or former dependent of such an employee or former employee) with respect to any qualifying event that has occurred on or before the Closing Date.  Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a current favorable determination letter (or is entitled to rely on the prototype plan sponsor’s opinion letter) from the IRS recognizing its tax-favored status, and nothing has occurred, whether by action or failure to act, that could adversely affect such Employee Plan’s qualified status.

3.17                           Employees and Labor Relations.

(a)                                  Except as listed in Schedule 3.17(a), with respect to the Company:  (1) the Company has no present intention to terminate any employee’s employment; (2) no employee thereof is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such employee and any Person other than the Company that is material to the performance of such employee’s employment duties or the Company’s ability (or, after Closing, that will be material to Buyer’s ability) to conduct the Business; (3) there is no collective bargaining agreement or relationship with any labor organization; (4) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (5) no union organizing or decertification effort exists or has occurred since January 1, 2007 or is Threatened and no circumstance reasonably likely to result in any of the foregoing exists; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2007 or, to Sellers’ and the Company’s Knowledge, is Threatened; (7) there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect the Company or Buyer (other than as is accrued in the Interim Balance Sheet); (8) there is no employment-related Proceeding pending or Threatened regarding an alleged violation or breach by the Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract; and (9) no employee or agent of the Company has committed any act or omission giving rise to any material Liability for any violation or breach by the Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract.

(b)                                 Schedule 3.17(b) lists, as of the date stated in such Schedule, the name, position, base compensation and, for calendar year 2010, total compensation for each employee of the Company.  No such employee has communicated to the Company any intention to terminate such employee’s employment with the Company.

(c)                                  With respect to the transactions contemplated herein, any notice required under any Applicable Law or collective bargaining agreement with respect to any employee has been given, and all bargaining obligations with any employee representative have been, or before Closing will be, satisfied.  The Company has not implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.

(d)                                 The Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Company with respect to whom such form is required under Applicable Law.  The Company has not received any notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States.  For each employee of the Company whose social security number (or purported social security number) that has appeared on any “no-match” notification from the Social Security Administration (SSA), such employee or the Company has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number).

3.18                           Certain Business Relationships.  Except as listed in Schedule 3.18, none of the following Persons (regardless of the capacity of such Person, including as an individual or trustee) has (a) been involved in any business arrangement or relationship (including as a party to a Contract) with the Company at any time since January 1, 2007, (b) owns, licenses or leases any material asset used in the Business or (c) owns, directly or indirectly, any interest in any Person that competes with the Company:  (1) any Affiliate of the Company or any stockholder of the Company or stockholder of any of the Company’s Affiliates; (2) any director or officer of the Company or of any Affiliate of the Company or of any stockholder of the Company or of any stockholder of any of the Company’s Affiliates; or (3) any immediate family member of any stockholder of the Company or of any such director or officer.

3.19                           Brokers.  Neither the Sellers nor the Company has any obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Buyer to become liable for payment of any fee or expense with respect thereto.

3.20                           Accounts Receivable.  All Accounts Receivable of the Company that are reflected on the Annual Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of Closing will represent at Closing valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business.  There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business of the Company, under any Assumed Contract with any obligor of any such Accounts Receivable regarding the amount or validity of such Accounts Receivable.  Schedule 3.20 lists such Accounts Receivable as of the Interim Balance Sheet Date, including the aging of such Accounts Receivable and the corresponding reserve as of the Interim Balance Sheet Date.  Ninety percent (90%) of such Accounts Receivable are and will be as of Closing fully collectible within 90 days after Closing or the date it becomes due in accordance with the applicable Contract terms, whichever is later, net of the respective reserves shown on the Interim Balance Sheet.  Ten percent (10%) of such Accounts Receivable are and will be as of Closing fully collectible within 180 days after Closing or the date it becomes due in accordance with the applicable Contract terms, whichever is later, net of the respective reserves shown on the Interim Balance Sheet.

3.21                           Service Warranties.  Each service performed by the Company is and was at all times when such actions occurred in material conformance with all applicable Contractual obligations, including all applicable express and implied warranties.  Except as set forth on Schedule 3.21, the Company has no Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for service warranty claims shown on the face of the Interim Balance Sheet.  The Company has provided Buyer with true, correct and complete copies of the standard terms and conditions of sale and lease for the Company (including applicable guarantee, warranty and indemnity provisions).  Except as set forth on Schedule 3.21, no service performed by the Company is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in such standard terms and conditions.

3.22                           Suppliers and Customers.

(a)                                  Largest Suppliers and Customers.  Schedule 3.23(a) lists the 15 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Company and the 15 largest customers by dollar volume (listing the dollar volume for each) of products and services of the Company, in each case for the 12-month period ended on August 31, 2011.  The Company has not received any written communication indicating that, and, to Mr. Leslie’s actual knowledge, there are no circumstances indicating that, any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company.  To Mr. Leslie’s actual knowledge, the consummation of the transactions contemplated herein will not adversely affect in any material manner the Company’s business relationship with any such supplier or customer.

(b)                                 List of Customers.  Schedule 3.23(b) lists any customer of products and services of the Company during the twelve months prior to the Effective Time.

3.23                           Imports and Exports.  Each United States and other Customs Duty that is payable by the Company has been paid.  With respect to the imports into and exports from the United States of the Company (if any), (a) adequate cash deposits and bonds have been posted with respect to all entries that are not yet liquidated and final and (b) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders.  The Company is not the subject of any United States Customs and Border Protection prepenalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody.  The Company has maintained at least five years’ worth of import records as required by sections 508 and 509 of the Tariff Act of 1930 (to the extent applicable to the Company).  “Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Authority upon any item by reason of such item’s importation into the United States or any other country.

3.24                           Absence of Certain Business Practices.  Neither the Company nor any Person acting (or purportedly acting) for the benefit of the Company has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that (a) reasonably could subject the Company or any other Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected the Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect the Company, Buyer or the Business or subject the Company or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage.  All transactions of the Company have been fairly, accurately and completely recorded in its books and records in all material respects.  “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

3.25                           Indebtedness.  Except for Indebtedness listed in Schedule 3.25 and except for Indebtedness to be paid off pursuant to a Payoff Letter, the Company has no Indebtedness outstanding on the date hereof.

3.26                           Computer Systems.

(a)                                  Platform Description and Documentation.  Schedule 3.26(a) lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by the Company.  Except as set forth in Schedule 3.26, the documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (i) has resided in Eden Prairie, Minnesota at all times, (ii) has not been developed or modified by any Person outside the United States, and (iii) are complete in all material respects and sufficient to permit the Company to support and maintain the products and services of its business as now conducted.  Each Computer System used by the Company substantially conforms to the Company’s current functional requirements and such Computer System’s design specifications, documentation and other specifications and performs substantially in accordance with the foregoing.  “Proprietary Information Technology System” means a Computer System (or portion of Computer System) that the Company (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing.  “Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by the Company in the conduct of its business.

(b)                                 Protection.  The Company has taken all commercially reasonable actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the Company of any of its Computer Systems.

(c)                                  Reliability.  No Computer System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial disruption or interruption in or to the use of any Computer System.

3.27                           Data and Privacy.  Schedule 3.27 contains a true, correct and complete copy of each privacy policy that has been used by or on behalf of the Company regarding the collection or use of information about any other Person and the dates that each such policy was in effect.  The Company has complied in all material respects with all such policies and with all Applicable Laws pertaining to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail (including SPAM).  The Company has the right (and upon consummation of the transactions contemplated herein Buyer will have the right, subject to Applicable Law) to use all of the information in each of its databases.

3.28                           Securities Matters.  The Company and each Seller represents and warrants to, and covenants with, Parent as follows:

(a)                                  Experience; Risk. Such Party has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the Parent Shares and of protecting its interests in connection herewith.  Such Party has the ability to bear the economic risk of this investment, including complete loss of the investment.

(b)                                 Investment. Such Party is acquiring the Parent Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same in violation of the Securities Act, this Agreement, or any other applicable securities laws. Such Party understands that the Parent Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Party’s representations as expressed in this Section 3.28.

(c)                                  Access to Information. Such Party acknowledges that, as of the date hereof, it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transaction contemplated by this Agreement and the Parent Shares and the merits and risks of investing in the Parent Shares and any such questions have been answered to such Party’s reasonable satisfaction; (ii) access to information about Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to such Party’s reasonable satisfaction; and (iv) the opportunity to ask  questions of management of Parent and any such questions have been answered to such Party’s reasonable satisfaction. Such Party has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Company’s acquisition of the Parent Shares. The Company and Sellers each acknowledges that no other Party hereto nor any Affiliate or representative of such Party has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained herein. Subject to the representations, warranties and covenants of Buyer and Parent contained in this Agreement, the Company and Sellers each hereby agrees that neither Parent nor any of its Affiliates will have or be subject to any Liability or indemnification obligation to the Company or Sellers or to any other Person resulting from the issuance and sale of Parent Shares to the Company.

(d)                                 Accredited Investor. Such Party and each Designated Person is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC (an “Accredited Investor”).

(e)                                  Restricted Securities; Rule 144. Such Party understands that the Parent Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations the Parent Shares may be resold without registration under the Securities Act only in certain limited circumstances. Such Party acknowledges that the Parent Shares must be held indefinitely unless a sale of the Parent Shares is subsequently registered under the Securities Act or an exemption from such registration is available. Such party is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

(f)                                    Legend. Such Party understands and agrees that, subject to Section 5.15, each certificate representing the Parent Shares, any securities issued in respect thereof or exchange therefor shall bear a legend in the following form (in addition to any other legend required under applicable state securities laws) so long as such a legend is required by this Section 3.28(f):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

3.29                           Full Disclosure.  To Sellers’ and the Company’s Knowledge, the representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements and information in this Article 3 not misleading.

3.30                           No Other Representations and Warranties.  Except for the representations and warranties expressly set forth in this Article 3 (as modified by the Disclosure Schedules), none of the Company, Sellers or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Parent or Buyer as to the accuracy or completeness of any information regarding the Company, Sellers, the transactions contemplated by this Agreement or any other matter, and the Company disclaims any other representations or warranties, whether made by the Company, Sellers or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties expressly contained in this Article 3, the Company and Sellers hereby disclaims any liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Parent, Buyer or any of their Affiliates or any other Person acting on behalf of any of the foregoing (including any opinion, information, projection, or advice that may have been or may be provided to the Parent or Buyer by any director, officer, employee, agent, consultant, or representative of the Company, Sellers or any of their respective Affiliates).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, jointly and severally, hereby represent and warrant to the Company as follows:

4.1                                 Organization and Good Standing.  Buyer and Parent are duly organized and validly existing corporations, respectively, in good standing under the laws of Minnesota.  Buyer and Parent are duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of their properties and assets or the conduct of their business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s or Parent’s ability to consummate the transactions contemplated herein.  Buyer and Parent each has full corporate power and authority to own and lease its respective properties and assets and conduct its respective business as now conducted and as proposed to be conducted, except where the failure to have such power or authority will not materially and adversely affect Buyer’s or Parent’s ability to consummate the transactions contemplated herein.

4.2                                 Authority and Authorization; Conflicts; Consents.

(a)                                  Authority and Authorization.  The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer or Parent have been duly authorized and approved by all necessary corporate action with respect to Buyer and Parent, and each such authorization and approval remains in full force and effect.  Assuming due authorization, execution and delivery by Sellers, the Company and their applicable Affiliates of this Agreement and each Ancillary Document of Sellers, the Company or any of their Affiliates, this Agreement is, and each Ancillary Document of Buyer or Parent at Closing will be, the legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.  Buyer and Parent each has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or Parent and to consummate the transactions contemplated herein and therein to be consummated by Buyer and Parent.

(b)                                 Conflicts.  Neither the execution nor delivery by Buyer or Parent of this Agreement or by Buyer or Parent of any Ancillary Document nor consummation by Buyer or Parent of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice):  (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or Parent; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer or Parent to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer or Parent is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(c)                                  Consents.  No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or Parent’s execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or Parent or Buyer’s or Parent’s consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s or Parent’s ability to consummate the transactions contemplated herein.

4.3                                 Brokers.  Neither Buyer nor Parent has any obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause the Company or Sellers to become liable for payment of any fee or expense with respect thereto.

4.4                                 Parent Shares.

(a)                                  The Parent Shares have been duly authorized, and upon issuance, will be validly issued, fully paid and nonassessable, and will not be subject to any option, call, preemptive, subscription, right of first refusal or similar rights under any provision of Applicable Law, the Organizational Documents of Parent, or any Contract.

(b)                                 Upon consummation of the transactions contemplated by this Agreement, the Company (or the Designated Persons) shall acquire good and valid title to the Parent Shares free and clear of all Encumbrances other than securities law restrictions of general applicability.

(c)                                  Upon issuance, the Parent Shares will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests other than this Agreement.

(d)                                 Assuming the accuracy of the representations and warranties of Company and

Sellers contained in Section 3.28, the offer, sale and issuance of the Parent Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

4.5                                 Parent SEC Documents; Financial Statements.

(a)                                  Parent has filed each statement, annual, quarterly and other report, registration statement and definitive proxy statement (“Parent SEC Documents”) required to be filed (other than preliminary material) by Parent with the SEC.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained, as of the date of filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by any subsequently filed Parent SEC Document.

(b)                                 The consolidated financial statements (including any related notes thereto) of Parent included in the Parent SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto, (B) as permitted by Regulation S-X, (C) as permitted by Form 10-Q or (D) that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries, if any, as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries as at the dates and for the periods covered thereby (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

4.6                                 No Material Adverse Effect.  Since December 31, 2010, there has not been any Material Adverse Effect on the Parent.

4.7                                 Litigation and Orders.  Except as set forth in Parent SEC Documents, (a) there is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) or other Proceeding pending or, to Parent’s Knowledge, Threatened against the Parent or any of its Affiliates or to which the Parent or any of its Affiliates is a party that would materially and adversely affect the Parent Shares and (b) neither Parent nor any of its Affiliates is subject to any Order that would materially and adversely affect the Parent Shares.  No Proceeding or Order has had or would have a Material Adverse Effect on the Parent.  Parent is not in default or other violation with respect to any Order.

ARTICLE 5
CERTAIN COVENANTS

5.1                                 Further Assurances.  If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose.  The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

5.2                                 Confidentiality and Publicity.

(a)                                  Confidentiality Agreement.  Subject to the other terms of this Section 5.3, the Confidentiality Agreement between Buyer and the Company, dated June 20, 2011 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Closing Date, Confidential Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then primarily relating to the Business.

(b)                                 Confidentiality.  At all times after Closing, Sellers and the Company will, and Sellers and the Company will cause their Affiliates to, keep confidential and not disclose and not use, any confidential, proprietary or other non-public information of the Business, except to the extent such information becomes available to Sellers, the Company or such Affiliate after Closing as a result of disclosure not known by such recipient to have been improper.

(c)                                  Publicity.  Except as stated in this Section 5.3(c), Sellers and the Company will not, and Sellers and the Company will cause each of their Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of Buyer.  Each Party will cooperate with each other in issuing, promptly after Closing, a joint press release (with mutually agreed upon text) that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.

5.3                                 Employee Matters.

(a)                                  Liabilities.  Each Party acknowledges and agrees that, notwithstanding any other term herein or transaction contemplated hereby, (1) Buyer will not assume and will not otherwise have transferred to it any Liability of the Company or any of the Company’s Affiliates with respect to any employee or former employee of the Company or any such Affiliate (or with regard to any dependent or family member, or former dependent or family member, of such an employee or former employee), including any Liability with respect to any compensation (including, without limitation, any change in control bonuses or severance pay), workers’ compensation, sick leave, vacation, other time off or other Employee Plan or under or regarding COBRA, other than any Transferred Employee Sales Commissions Obligation or PTO Balances that are an Assumed Liability or as otherwise provided in this Section with respect to COBRA and medical flexible spending accounts and dependent care assistance accounts, and (2) this Agreement does not create any right of employment in any individual.  Without implying any limitation on the Company’s Liabilities, the Company will satisfy in accordance with Applicable Law or otherwise when due all Liabilities described in the preceding clause (a)(1) of this Section, other than any Transferred Employee Sales Commissions Obligation or PTO Balances that are an Assumed Liability.  With respect to Liabilities under or regarding COBRA, Seller and/or Company will satisfy all COBRA obligations for any period during which the Company maintains any group health plan.  The Company will notify Buyer in advance of the termination of its last group health plan.  The Company and/or Sellers will provide Buyer with all information reasonably requested by Buyer to assist Buyer in providing any COBRA continuation coverage, to the extent Buyer is deemed a “successor employer” under Treasury Regulation section 54.4980B-9, Q&A-8.

(b)                                 Insurance.  If Buyer requests, then the Company will cooperate with Buyer, at Buyer’s expense, by taking any action reasonably requested by Buyer (whether before, at or after Closing) with respect to any health, dental, group life, short term disability, long term disability or workers compensation insurance coverage with respect to any employee or former employee of the Company, including transferring applicable group insurance policies or rights thereunder to Buyer (if permitted by the insurer and requested by Buyer), to assist Buyer in providing replacement employee benefit plan coverage or continuity for employees. Notwithstanding the foregoing, Buyer will not assume any Employee Plan.

(c)                                  Hiring of Employees.

(1)                                  The Company acknowledges that, before Closing, the Company permitted Buyer to conduct interviews with, offer post-Closing employment to, complete employment-related documents regarding and explain Buyer’s employment-related rules and benefits to, employees of the Company.  In connection with and after Closing, the Company will permit and facilitate reasonable access to all of the Company’s employees for Buyer to have the right to take any of the actions described in this Section (including continuation of the foregoing actions).  On and after the Closing Date, Sellers and the Company will reasonably cooperate with Buyer with respect to each employee of the Company that Buyer wishes to hire, including by promptly terminating such employee’s employment with the Company (in connection with Closing or thereafter) and not rehiring such employee or using the services of such employee in a manner similar to employment.  Nothing in this Agreement, or in the Company’s past or current practices, will be deemed to obligate Buyer to continue any employment, or dictate the terms or conditions of any employment, for any period, subject to Buyer’s obligations for Assumed Liabilities and obligations described in Section 5.3.  “Transferred Employee” means each employee of the Company that Buyer hires on the Closing Date or within three Business Days after the Closing Date and who completes all of the necessary documents to become employed by Buyer.

(2)                                  With regards to each employee of the Company who does not receive an offer of employment or a transition services agreement from Buyer or Parent, the Company shall provide any such employee with severance benefits described on Exhibit 5.3(c)(2), and Buyer will pay the Company fifty percent (50%) of the total amount of such benefits paid by the Company as provided in Section 2.1. The Buyer shall not be responsible for paying any portion of any severance benefits the Company may be obligated to pay any employee of the Company who receives an offer of employment from Buyer but who does not become a Transferred Employee, whether such severance benefits are described on Exhibit 5.3(c)(2) or not.

(3)                                  For a period of ninety (90) days after the Closing Date, Buyer will not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Buyer at any location which, if aggregated with any such conduct prior to Closing, would trigger the WARN Act with respect to any employees of the Company.  Buyer will be responsible for providing any notice to Transferred Employees which may be required by WARN or any similar Applicable Law for any “employment loss” (as defined in WARN) which occurs after the Closing Date and for any severance obligations or any other Liability which may accrue to Transferred Employees, any governmental authority or any other Person under WARN or any similar Applicable Law as a result of providing improper or untimely notice under WARN or such Applicable Law after the Closing Date to the extent the requirements of WARN or any similar Applicable Law are triggered by any actions of Buyer.

(d)                                 Sales Commissions.  Without implying any limitation on the Company’s Liabilities, except for any Transferred Employee Sales Commissions Obligation that is an Assumed Liability, the Company will satisfy in full all Liabilities of the Company regarding sales commissions and similar payments to each employee, sales representative and similar Person that was employed or otherwise engaged at any time on or before the Closing Date by the Company (regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates).  The Company will determine and pay such amounts owed in a manner and at a time that causes each recipient and proposed recipient to be paid in full such that such recipients and proposed recipients are not disadvantaged (including that they are not paid less or later in time) as a direct or indirect result of the transactions contemplated in this Agreement.  The Company will not, and will not make any effort to, directly or indirectly, by Proceeding or otherwise, collect or recover any overpayment of draws of sales commissions, or any other overpayment by the Company to any Person who is a current or former employee, sales representative or similar Person of the Company.

(e)                                  Paid Time Off (PTO) and other Employee Benefit Plans.

(1)                                  As of and following the Closing Date, Buyer will permit Transferred Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs and policies (including, without limitation, any plan intended to qualify within the meaning of Section 401(a) of the Code, any medical, dental, life, disability and severance plan and any vacation, sick, personal time off plans or programs) of Buyer (“Buyer Employee Plans”) on terms substantially no less favorable than those provided to similarly situated employees of Buyer or, to the extent Buyer assumes any Company welfare insurance contracts, substantially no less favorable than those previously provided to a Transferred Employee by the Company. Buyer’s assumption of an insurance policy under Section 5.3(b) above as a method of providing continuing coverage to Transferred Employees will be deemed to satisfy the “substantially no less favorable” standard for such employee benefit plan, program or policy for all periods that such policy is in force. Buyer Employee Plans will provide all Transferred Employees eligible to participate in such plans with service credit for purposes of eligibility, participation and vesting (and for purposes of determining benefits under vacation, paid time off, sick leave and severance plans) for all periods of employment with the Company.  To the extent possible under the applicable Buyer Employee Plan, Buyer shall use its commercially reasonable efforts to cause pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under each Buyer Employee Plan that is a group medical plan in which a Transferred Employee (and his or her eligible dependents) who is a participant in a comparable Company Employee Plan that is a group medical plan on the Closing Date will participate to be waived.

(2)                                  At the election of Buyer, Buyer will compensate each Transferred Employee for the amount of each Transferred Employee’s PTO Balance as set forth on Exhibit 5.3(c)(2), either in the form of a cash payment or by allowing the Transferred Employee to use his or her PTO Balance in accordance with Buyer’s standard PTO leave policies and procedures; provided, Buyer will give each Transferred Employee at least one year after the Closing Date to use the Transferred Employee’s PTO Balance.

(3)                                  Effective immediately after the Closing Date, Buyer will take commercially reasonable actions for Transferred Employees to participate in Buyer’s Employee Plan that is a flexible benefits plan (which includes a cafeteria plan qualified under Section 125 of the Code, a medical flexible spending account plan qualified under Section 105(b) of the Code and a dependent care assistance plan qualified under Section 129 of the Code) in order to provide benefit coverage to Transferred Employees equivalent to coverage provided under the Company’s flexible benefits plan, as if the Buyer was a participating employer under the Company’s flexible benefits plan for the entire 2011 plan year.  This means each Transferred Employee’s salary reduction elections made with respect to medical flexible spending and dependent care assistance accounts under the Company’s flexible benefits plan will continue to be made for the balance of the 2011 plan year under the Buyer’s flexible benefits plan and Buyer will process and pay all claims for reimbursement (with respect to expenses incurred anytime during the 2011 plan year) made by such Transferred Employees after the Closing Date under the Buyer’s flexible benefits plan.  The Company will cooperate with Buyer regarding the transfer of salary reduction elections and claims submitted for reimbursement, as of the Closing Date, with respect to the medical flexible spending and dependent care assistance accounts of each Transferred Employee under the Company’s flexible benefits plan.

(4)                                  The Company and Buyer will mutually cooperate so that Transferred Employees who are participants in the Company 401(k) Plan and who will be eligible employees in the Buyer 401(k) Plan will be allowed to roll over their distributions (including any outstanding plan loans) from the Company 401(k) Plan into the Buyer 401(k) Plan.

(f)                                    No Amendment of Benefits nor Third-Party Beneficiary.  Without limiting Section 8.4 or the foregoing terms of this Section 5.3, (1) no Employee Plan, Buyer Employee Plan or other employee benefit is or will be deemed to be amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of the Company, is a third party beneficiary of any term of this Section 5.4.

5.4                                 Satisfaction of Unassumed Liabilities.  After Closing, at the Company’s expense, the Company will satisfy all Liabilities of the Company (that are not Assumed Liabilities) in a manner that is not detrimental in any material respect to any of the relationships of the Business (including with lessors, employees, Governmental Authorities, licensors, customers and suppliers).

5.5                                 Certain Tax and Unclaimed Property Matters.

(a)                                  General Requirements.  The Company will file and pay when due or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to the Company or the Company’s operation of the Business (except for Taxes related to Prorated Items that are reflected in Final Working Capital).  Buyer will file and pay when due, or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to Buyer or Buyer’s operation of the Business and any Taxes related to Prorated Items that are reflected in the Final Net Working Capital.

(b)                                 Transfer Taxes.  Notwithstanding Section 5.5(a), the Company and Buyer will file and pay when due (with the payment shared equally by Company and Buyer) or cause to be so filed and paid all Tax Returns regarding Transfer Taxes and all Transfer Taxes, regardless of the Person on whom such Transfer Taxes are imposed by Applicable Law.  Each Party will cooperate in all reasonable respects in executing and delivering certificates that accurately set forth relevant facts to entitle any Party to exemptions from the payment of Transfer Taxes (if applicable).

(c)                                  Cooperation.  Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax and unclaimed property matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Business, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements.  Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested), and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

5.6                                 Covenant Not to Compete and Related Covenants.

(a)                                  To further ensure that Buyer receives the expected benefits of acquiring the Business, each of the Company, Sellers (the “Non-Compete Parties”) agrees that (subject to the other terms of this Section 5.6), throughout the period that, in the case of the Company and Mr. Leslie, begins at the Effective Time and ends on the third anniversary of the Closing Date and, in the case of Mr. Krocak, begins at the Effective Time and ends on the first anniversary of the Closing Date (collectively, the “Non-Compete Period”), the Non-Compete Parties will not, and the Non-Compete Parties will cause each Affiliate of each of the Non-Compete Parties not to, directly or indirectly,

(1)                                  engage, as an officer, director, shareholder, owner, partner, investor, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative or executive, in any Person that manufactures, markets and/or sells hardware and/or software products and/or services in competition with Buyer anywhere in the United States, except that nothing herein prohibits any of the Non-Compete Parties or any Affiliate of any of the Non-Compete Parties from owning or holding less than 3% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market;

(2)                                  recruit, solicit, hire or induce, or attempt to recruit, hire or induce, any individual who is now or later becomes a director, officer or employee of Buyer or of any Affiliate of Buyer or otherwise interfere with or disrupt any such employment relationship (contractual or other) of Buyer or of any Affiliate of Buyer;

(3)                                  solicit, divert or take away, or attempt to solicit, divert or to take away, the hardware and/or software products and/or services business or patronage of any then-current or potential customer, supplier or other business contact of Buyer or of any Affiliate of Buyer, or solicit, request, advise or induce any such Person to otherwise adversely change its business or relationship with Buyer or of any Affiliate of Buyer; or

(4)                                  criticize or disparage in any manner or by any means (whether written or oral, express or implied) Buyer or any Affiliate of Buyer or any aspect of Buyer’s or any of Buyer’s Affiliate’s management, policies, operations, products, services, practices or personnel.

Notwithstanding the above, the restrictions contained in this Section 5.6 shall not restrict Mr. Krocak from accepting employment from a manufacturer of IT products, provided that Mr. Krocak shall remain to be bound by the other terms of this Section 5.6.

(b)                                 Each of the Non-Compete Parties specifically acknowledges and agrees that (1) this Section 5.6 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Business, (2) Buyer has refused to enter into this Agreement in the absence of this Section 5.6 and (3) breach of this Section 5.6 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law.  Therefore, in the event of a breach by any of the Non-Compete Parties of this Section 5.6, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining any of the Non-Compete Parties (as applicable) from committing or continuing such breach and to enforce specifically this Agreement and its terms and (B) for any of the Non-Compete Parties (as applicable), the duration of the Non-Compete Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

5.7                                 Name Change.    Within five Business Days after the Closing Date, the Company will and will cause each of its Affiliates to (a) amend its applicable Organizational Documents, and take all other actions necessary, to change its name and all names under which it does business to a name that does not include any Restricted Word and (b) give to Buyer a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name changes occurred.  “Restricted Word” means any of the following:  (1) the word “Mid” or the word “Wave”; (2) any word that is a variation of any of such words or any word that is confusingly similar to any of such words; or (3) any word that could reasonably be expected to imply any affiliation with Buyer or any Affiliate of Buyer.  Within 15 Business Days after the Closing Date and at all times thereafter, the Company will and will cause each of its Affiliates to not use a name that includes any Restricted Word, including on letterhead or other correspondence, employee business cards, accounts or signage.

5.8                                 Items to Proper Party.  After Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled.

5.9                                 Insurance and Insurance Proceeds.  If after Closing, Buyer reasonably determines that any Liability that is an Assumed Liability or Loss with respect to any Acquired Asset, Assumed Liability or the Business is covered by any insurance policy of the Company (or any Affiliate of the Company), then Buyer may give a notice to the Company that states such determination and describes the foregoing in reasonable detail.  If Buyer gives such a notice, then the following will apply:

(a)                                  The applicable Parties will cooperate in all reasonable respects to determine if the following conditions are satisfied:  (A) such Liability or Loss is covered by any such insurance policy of the Company (or any of its Affiliates), and (B) the Company (or any of its Affiliates) has the right to obtain any insurance proceeds with respect thereto.

(b)                                 If all of the conditions in the preceding clause (a) are satisfied or there is a reasonable likelihood that all of such conditions are satisfied, then, at Buyer’s expense, the Company will use commercially reasonable efforts to obtain such proceeds from the provider of such insurance.

(c)                                  To the extent the Company (or any of its Affiliates) actually recovers any such insurance proceeds (which, for the avoidance of doubt, would be the amount in excess of any deductible, retention or self-insurance amount), then the Company will pay (or cause such Affiliate to pay) to Buyer an amount equal to the difference (if positive) of (A) such amount of such recovered proceeds (but not to exceed the amount of such Liability or Loss) minus (B) the reasonable costs and expenses of the Company (or any of its Affiliates) incurred in connection with the foregoing (to the extent not already reimbursed by Buyer), including with respect to any Tax.

5.10                           Maintenance of Existence.  The Company will preserve and maintain its corporate existence in good standing under Applicable Law of the State of Delaware for a period of at least six (6) years after the Closing Date.

5.11                           Collection of Acquired Receivables.  The Company hereby grants to Buyer the right and authority to collect for Buyer’s own account all Accounts Receivable and other amounts that are included in the Acquired Assets and to endorse with the name of the Company any checks, drafts or similar instruments received with respect to any of the foregoing.

5.12                           Bulk Sales Laws.  Without implying any limitation on any Party’s other obligations hereunder, including Section 5.1 and 7.1(f), each Party hereby waives compliance with each Applicable Law relating to bulk sales or bulk transfer applicable to any Acquired Asset or transaction contemplated hereby.

5.13                           SEC and National Securities Exchange Requirements.  The Company and Parent will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the SEC or any national securities exchange in connection with the transactions contemplated herein, including to perform in sufficient time to meet any applicable filing deadline that any of them or any of their Affiliates may have.

5.14                           Transfer of Parent Shares.  The Company agrees, acknowledges and covenants that during the six-month period following the Closing, the Company may only transfer the Parent Shares to a

Permitted Transferee, provided that such Permitted Transferee shall have executed and delivered to Parent prior to such transfer a letter of investment intent, in such form as agreed upon by the Company and Parent prior to the execution of this Agreement that, among others things, shall affirm the representations made by the Company and Sellers in Section 3.28.  Parent will effect any such transfer of the Parent Shares by the Company to a Permitted Transferee as soon as reasonably practicable after receipt of such executed letter of investment intent.

5.15                           Legend Removal.  Parent agrees that certificates evidencing the Parent Shares shall not be required to contain the legend set forth in Section 3.28 or any other legend (i) following any sale of such Parent Shares pursuant to an effective registration statement covering the resale of the Parent Shares, (ii) following any sale of such Parent Shares pursuant to Rule 144 or if the Parent Shares are transferrable by a person who is not an Affiliate of Parent pursuant to Rule 144 (or any similar provision then in force) without any volume or manner of sale restrictions thereunder, or (iii) if the holder provides Parent with a legal opinion reasonably acceptable to Parent to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the staff of the SEC). Whenever such restrictions shall cease and terminate as to any Parent Shares, the holder of such Parent Shares shall be entitled to receive from Parent as soon as reasonably practicable upon a written request in writing, without expense, new securities of like tenor not bearing the legend set forth herein.

5.16                           Reporting Status.  With a view to making available to the Company and Sellers and any Permitted Transferee the benefits of certain rules and regulations of the SEC which may permit the sale of the Parent Shares to the public without registration, Parent agrees to use its commercially reasonable efforts to file with the SEC, in a timely manner all reports and other documents required of Parent under the Exchange Act for a period of one year following the Closing.

5.17                           Listing.  For a period of one year following the Closing, Parent will use its commercially reasonable efforts to maintain the automated quotation of its common stock on the Principal Market or an alternative listing on the Nasdaq National Market or the New York Stock Exchange and will comply in all material respects with Parent’s reporting, filing and other obligations under the bylaws or rules of the Financial Industry Regulatory Authority, Inc. and such exchanges, if applicable.

5.18                           Non-Public Information.  Parent covenants and agrees that neither it nor any other Person acting on its behalf will provide the Company, Sellers or a Permitted Transferee or their agents or counsel with any information that Parent believes constitutes material non-public information, unless prior thereto the Company, Sellers or a Permitted Transferee, as applicable, shall have executed a written agreement regarding the confidentiality and use of such information.  Parent understands and confirms that each such Person shall be relying on the foregoing representations in effecting transactions in securities of Parent.

5.19                           Post-Closing Access for Parties.  Throughout the six-year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party:  (a) cause such requesting Party and such requesting Party’s representatives to have reasonable access to the books and records of such Party related to the Business, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary to (1) defend or pursue any Proceeding, (2) defend or pursue indemnification matters hereunder, (3) prepare or audit financial statements, (4) prepare or file Tax Returns or (5) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; (b) permit such requesting Party and such requesting Party’s representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense; and (c) maintain and preserve such Party’s books and records at such Party’s expense.  If requested by another Party, such requesting

Party will provide reasonable substantiation of such requesting Party’s purpose for such access to show that such access is for any of the foregoing purposes.

5.20                           Sellers Agent.  Without any further act of the Company or any Seller, Mr. Leslie or any successor to such individual appointed pursuant to this Section 5.20 is hereby irrevocably appointed as agent and true and lawful attorney-in-fact for each Seller and the Company (collectively the “Seller Parties” and each a “Seller Party”) with full power of substitution or resubstitution, solely for the purposes set forth herein, such appointment being coupled with an interest and irrevocable.  Sellers Agent will act as the representative of each Seller Party, and is authorized to act on behalf of each Seller Party under this Agreement, the Escrow Agreement or any other Ancillary Document, or in connection with any transaction contemplated herein or therein and receipt of any notice or service of process in connection with any claim under this Agreement (all of which will be deemed delivered or served upon all Sellers upon delivery to Sellers Agent).  Each Seller Party will be bound by all actions taken by the Sellers Agent in his capacity thereof; provided, however, that Sellers Agent will not have the ability to bind an individual Seller Party with respect to any individual responsibility for indemnification claims related to breaches of Sections 3.28, 5.2 and 5.6 by that Seller Party.  Sellers Agent will, in a reasonably prompt manner, provide written notice to each Seller Party of any action taken by Sellers Agent pursuant to the authority delegated Sellers Agent under this Section 5.20.  Sellers Agent will at all times act in his capacity as Sellers Agent in a manner that Sellers Agent believes to be in the best interest of the Seller Parties taken as a whole.  Neither Sellers Agent nor any of his agents or employees will be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of his bad faith or willful misconduct.  Sellers Agent may consult with legal counsel, independent public accountants and other experts selected by him and will not be liable for any action taken or omitted to be taken in good faith by Sellers Agent in accordance with the advice of such counsel, accountants or experts.  As to any matters not expressly provided for in this Agreement, Sellers Agent will not be required to exercise any discretion or take any action.  Each Seller severally will indemnify and hold harmless and reimburse Sellers Agent from and against such Seller’s pro rata share of any and all Liabilities, losses, damages, claims, costs, or expenses suffered or incurred by Sellers Agent arising out of, relating to or resulting from any action taken or omitted to be taken by Sellers Agent under this Agreement, other than such Liabilities, losses, damages, claims, costs or expenses arising out of, relating to or resulting from Sellers Agent’s bad faith or willful misconduct.  In all matters relating to this Section 5.20, Sellers Agent will be the only party entitled to assert the rights of any Seller Party (except for the right of each Seller Party to take any action related to an indemnification claim asserted against him based on an allegation of a breach of Sections 3.28, 5.2 or 5.6).  Notwithstanding the following sentence but subject to the parenthetical in the immediately preceding sentence, Parent, Buyer and the Escrow Agent will be entitled to rely on all statements, actions, representations and decisions of Sellers Agent as being the binding acts of all Seller Parties or any of them, notwithstanding any communication from any Seller to the contrary (other than communication regarding termination or replacement of Sellers Agent pursuant to the Escrow Agreement and this Section).  By executing and delivering this Agreement, each Seller Party confirms and ratifies all that Sellers Agent will do or cause to be done in good faith as Sellers Agent.

(b)                                 Sellers Agent may resign upon written notice to Sellers.  Sellers Agent may be changed or replaced by vote of a majority of Sellers (computed on the basis of their respective interests in the Escrow Fund) upon written notice to Sellers Agent.  Any vacancy in the position of Sellers Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund.  No bond will be required of Sellers Agent.  Notices or communications to or from Sellers Agent will constitute notice to or from each Seller Party except with respect to any allegations of breach of Sections 3.28, 5.2 or 5.6.

(c)                                  Sellers Agent will have no power or authority to bind Parent or Buyer, and neither Parent nor Buyer will have any Liability to any Person for any act or omission by Sellers Agent.

(d)                                 Notwithstanding any term herein, Parent’s and Buyer’s obligations with respect to any payment to or for or for the benefit of any Seller under this Agreement or the Escrow Agreement is to make such payment to Sellers Agent (or as Sellers Agent directs) and the Escrow Agent, as described herein and in the Escrow Agreement.  If such payment is properly made, then Parent and Buyer will have no other responsibility or Liability with respect thereto and Parent and Buyer will be entitled to rely conclusively and without independent verification on Sellers Agent making further payment, and Sellers Agent will make all of such payments, each in the proper amount, to the proper Persons.

ARTICLE 6
CLOSING AND CLOSING DELIVERIES

6.1                                 Closing.  Closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre & Benson LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. local time on the date hereof (the “Closing Date”).  Closing will be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).  All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.  To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

6.2                                 Closing Deliveries by the Company and Sellers.  At Closing, the Company and Sellers will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)                                  a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(a), dated the Closing Date (the “Bill of Sale”), executed by the Company;

(b)                                 a (1) Trademark Assignment substantially in the form attached hereto as Exhibit 6.2(b)(1), dated the Closing Date (the “Trademark Assignment”) and (2) Domain Name Assignment substantially in the form attached hereto as Exhibit 6.2(b)(2), dated the Closing Date (the “Domain Name Assignment”), each executed by the Company;

(c)                                  the Escrow Agreement, dated the Closing Date and executed by the Company and Wells Fargo Bank, National Association (the “Escrow Agent”);

(d)                                 an officer’s certificate of a duly authorized officer of the Company, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of the Company, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of the Company and the stockholders of the Company in each case unanimously authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Company and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(e)                                  each Consent listed in Schedule 3.3(c), each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer;

(f)                                    Reserved.

(g)                                 UCC-3 termination statements with respect to financing statements filed against the Company or any of the Acquired Assets;

(h)                                 letters of good standing, dated within five Business Days before Closing, from the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota;

(i)                                     Buyer shall have received confirmation, to its reasonable satisfaction, that at least 80% of the employees of the Company immediately prior to the Closing shall have agreed to be employed by Buyer following the Closing on such terms and conditions reasonably satisfactory to Buyer;

(j)                                     an assignment and landlord estoppel certificate regarding each Assumed Real Property Lease, each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer;

(k)                                  all other documents as Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(l)                                     all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Company or Sellers at Closing.

6.3                                 Closing Deliveries by Buyer.  At Closing, Buyer and Parent, as applicable, will deliver, or cause to be delivered, to the Company (or as the Company or this Agreement otherwise directs), the following:

(a)                                  payment of the Initial Purchase Price, pursuant to Article 2;

(b)                                 within five (5) Business Days of the Closing Date, stock certificates representing the Parent Shares;

(c)                                  the Bill of Sale, executed by Buyer;

(d)                                 the (1) Trademark Assignment and (2) Domain Name Assignment, each executed by Buyer;

(e)                                  the Escrow Agreement, dated the Closing Date and executed by Buyer and the Escrow Agent;

(f)                                    an officer’s certificate of a duly authorized officer of Buyer, in a form approved in advance by the Company (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of Buyer, in each case authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Buyer and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(g)                                 all other documents as the Company may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(h)                                 all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

ARTICLE 7
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

7.1                                 Indemnification by the Company and Sellers.  Subject to the other terms of this Article 7, the Company and each Seller, jointly and severally, will indemnify, defend and hold harmless

Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a)                                  breach of any representation or warranty made by the Company or Sellers herein or in any Ancillary Document of the Company or Sellers;

(b)                                 breach of any covenant or agreement of the Company or Sellers herein or in any Ancillary Document of the Company or Sellers;

(c)                                  conduct of the Business or ownership, use, condition, possession or operation of any of the Acquired Assets before Closing (but excluding any Assumed Liability);

(d)                                 Liability of the Company or a Seller that is not an Assumed Liability (including any Liability that becomes or purportedly becomes a Liability of Buyer or any of Buyer’s Other Indemnified Persons under any common law doctrine of de facto merger, under any successor liability, under any Applicable Law or under any similar doctrine, legal principle or requirement);

(e)                                  Excluded Asset;

(f)                                    failure of any Party (including Buyer), in connection with the transactions contemplated herein, to comply with any Applicable Law related to bulk sales or bulk transfer or any Tax law, rule or regulation relating to the obligations of a seller or buyer of assets in bulk transfer; or

(g)                                 Proceeding arising out of, relating to or resulting from any of the foregoing.

7.2                                 Indemnification by Buyer and Parent.  Subject to the other terms of this Article 7, Buyer and Parent, jointly and severally, will indemnify, defend and hold harmless the Company and Sellers and each of the Company’s and Sellers’ Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a)                                  breach of any representation or warranty made by Buyer or Parent herein or in any Ancillary Document of Buyer or Parent, respectively;

(b)                                 breach of any covenant or agreement of Buyer or Parent herein or in any Ancillary Document of Buyer or Parent, respectively;

(c)                                  conduct of the Business or ownership, use, condition, possession or operation of any of the Acquired Assets after Closing, other than any such Losses for which the Company or any Seller is obligated to provide indemnification under Section 7.1 (or for which the Company or any Seller would have been obligated to provide indemnification under Section 7.1 but for any limitation contained elsewhere in this Article 7)

(d)                                 Assumed Liability; or

(e)                                  Proceeding arising out of, relating to or resulting from any of the foregoing.

7.3                                 Certain Limitations and Other Matters Regarding Claims.

(a)                                  Threshold on the Company’s and Sellers’ Obligations.  Neither the Company nor Sellers will have any obligation under Section 7.1(a) (or 7.1 (g) to the extent incident to 7.1(a)), unless and until the aggregate amount of Losses for which the Company or Sellers is obligated thereunder exceeds $120,000.00 (the “Threshold”), provided, however, that if such aggregate amount of Losses exceeds the Threshold, then the Company and Sellers will be obligated for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article 7.

(b)                                 Cap on the Company’s and Sellers’ Obligations.  The Company’s and Sellers’ obligations under Section 7.1(a) (or 7.1(g) to the extent incident to 7.1(a)), in the aggregate, will not exceed an amount equal to $1,800,00.00 (the “Cap”), subject to the other terms of this Article 7.

(c)                                  Threshold on Buyer’s and Parent’s Obligations.  Neither Buyer nor Parent will have any obligation under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), unless and until the aggregate amount of Losses for which Buyer or Parent is obligated thereunder exceeds the Threshold; provided, however, that if such aggregate amount of Losses exceeds the Threshold, then Buyer and Parent will be obligated for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article 7.

(d)                                 Cap on Buyer’s and Parent’s Obligations.  Buyer’s and Parent’s obligations under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this Article 7.

(e)                                  Certain Treatment of Special Representations.  Notwithstanding the foregoing terms of this Section, Section 7.3(a), 7.3(b), 7.3(c) or 7.3(d) will not limit any Liability with respect to any Special Representation, except that the Company’s and Sellers’ obligations under Section 7.1(a) (or 7.1(g) to the extent incident to 7.1(a)), in the aggregate, will not exceed an amount equal to the Purchase Price, and Buyer’s and Parent’s obligations under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), in the aggregate, will not exceed an amount equal to the Purchase Price.  “Special Representation” means any representation or warranty (A) in Section 3.1, 3.2, 3.3, 3.5, 3.16, 4.1 or 4.2 or (B) that is fraudulently made.

(f)                                    Knowledge Not Limiting.  No right or obligation under this Article 7 will be waived or otherwise affected by any knowledge (of any form or type) of Buyer or Parent or by any investigation, due diligence or verification by or on behalf of Buyer or Parent at or before Closing.  All representations, warranties, covenants and agreements herein will be deemed material and relied upon by each Party, and none will be waived by any failure to pursue any action or consummation of the transactions contemplated herein, except to the extent stated herein.

(g)                                 Nature of the Company’s and Sellers’ Obligations.  The representations, warranties, covenants and agreements, and all associated rights to indemnification of the Company and Sellers in this Agreement are joint and several obligations.  Notwithstanding anything else contained herein to the contrary, the representations set forth in Section 3.28 and the obligations of the Company and Sellers under Sections 5.2 and 5.6 are several and not joint obligations of the Company and Sellers.  Without limiting the generality of the foregoing, no Seller Party will have any Liability arising out of any breach, or alleged breach, by any other Seller Party of the provisions of Section 3.28, 5.2 or 5.6, with each Seller Party solely responsible for any Loss to which Buyer or other Buyer Indemnified Person may be entitled to indemnification as a result of any breach, or alleged breach, of any such section by that Seller Party.

(h)                                 Net Recovery.  The amount of any Loss for which indemnification is provided under this Article 7 shall be net of any amounts reasonably recoverable by the Claiming Party under insurance policies with respect to such Loss; provided, however, that in the case of Buyer or Parent recovering under any insurance policies maintained by Buyer or Parent, any such recovery shall be deemed to be eighty percent (80%) of any such amounts actually received by Buyer or Parent.  If the amount to be netted hereunder from any payment required under this Article 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to a Claiming Party pursuant to this Article 7, the Claiming Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.  The amount of any Loss shall be reduced to take account of any net Tax benefit, to the extent such benefit arises from (i) the incurrence or payment of any such Loss or (ii) any correlative adjustments or changes in Tax treatment that occur as a result of the adjustment or change giving rise to such Loss.

(i)                                     Reserve in Final Net Working Capital.  Notwithstanding anything to the contrary contained in this Agreement, the Company and Sellers shall not be obligated to indemnify Buyer or any of Buyer’s Other Indemnified Persons with respect to any Loss to the extent that an accrual or reserve for the amount of such Loss was reflected in Final Net Working Capital.

7.4                                 Certain Survival Periods.

(a)                                  Survival of Representations and Warranties.  Subject to Section 7.4(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is twelve months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(b)                                 Survival of Representations and Warranties Until Final Determination.  Notwithstanding Section 7.4(a), for each claim for indemnification hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c)                                  Survival of Covenants and Agreements.  Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

7.5                                 Notice of Claims and Procedures.

(a)                                  Notice of Claims.  A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known).  Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim.  Subject to Section 7.4, the failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby.

(b)                                 Access and Cooperation.  Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c)                                  Defense and Participation Regarding Third Party Claims.  This Section 7.5(c) relates only to Third Party Claims.

(1)                                  Election to Conduct Defense.  Promptly after receiving an Initial Claim Notice under Section 7.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third Party Claim, (B) it is reasonably likely that such Third Party Claim will adversely affect the Claiming Party (or any of its Other Indemnified Persons), other than as a result of money damages, or (C) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto.  To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 10 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived).  If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.

(2)                                  Conduct of Defense, Participation and Settlement.  If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably concludes that counsel to the Indemnifying Party has a conflict of interest), in such Defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld), (D) there will be no compromise or settlement of such Third Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld) and (E) the Indemnifying Party’s election to conduct the Defense of such Third Party Claim will conclusively establish the Indemnifying Party’s obligation to indemnify the Claiming Party with respect to such Third Party Claim hereunder.

(3)                                  Indemnifying Party Does Not Conduct Defense.  If the Indemnifying Party does not have the option to conduct the Defense of such Third Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such Defense within 10 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 7), and the Claiming Party will have the right to compromise or settle such Third Party Claim without the consent of the Indemnifying Party.

7.6                                 Escrow.  To secure the indemnification obligations of the Company and Sellers under this Agreement, the Escrow Amount will be deposited into an escrow account (the “Escrow Account”)

pursuant to Section 2.2(a) and the terms of an Escrow Agreement in the form attached hereto in Exhibit 7.6 (the “Escrow Agreement”).  Disbursements from the Escrow Account will occur pursuant to the terms of this Agreement and the Escrow Agreement.  Until all of the funds in the Escrow Account are disbursed in accordance with the terms of the Escrow Agreement, the Escrow Account will be the sole source of funds for such indemnification obligations; provided, however, after such time the Escrow Account will not be the sole source of funds for such indemnification obligations.

7.7                                 Exclusive Remedy; Treatment of Certain Representations.

(a)                                  The Parties each acknowledge and agree that, except as otherwise provided in this Agreement or any Ancillary Document, the indemnification provisions in this Article 7 shall be the exclusive remedy with respect to claims made after the Closing that relate to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the parties may pursue injunctive relief for breach of any covenant or agreement contained herein.

(b)                                 Notwithstanding anything else contained in this Agreement to the contrary, in the event the Company fails to disclose any Major Contract with the specificity required pursuant to Section 3.8 which results in a breach of Section 3.8 or any other provision of this Agreement, such breach shall be: (i) subject to the Cap and the Threshold; (ii) the exclusive remedy for such breach shall be a claim under Section 7.1(a) only; and (iii) Losses for purposes of a claim under Section 7.1 with respect to this Section 7.7(b) shall not include consequential, punitive, indirect, exemplary damages or any damages measured by lost profits or a multiple of earnings.

ARTICLE 8
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

8.1                                 Notices.  All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1) if to the Company or Sellers, to: Midwave Corporation 575 Kokesh Farm Road Maple Plain, MN 55359 Attn: James D. Leslie	with a copy to: Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300 45 South Seventh Street Minneapolis, MN 55402 Attn: Timothy J. Scallen, Esq.

(2) if to Sellers Agent, to: James D. Leslie, Sellers Agent 575 Kokesh Farm Road Maple Plain, MN 55359

(3) if to Parent or Buyer, to: Datalink Corporation 8170 Upland Circle Chanhassen, MN 55317 Attn: Chief Executive Officer	with a copy to: Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Jonathan R. Zimmerman, Esq.

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service.  A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

8.2                                 Expenses.  Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

8.3                                 Interpretation; Construction.  In this Agreement:

(a)                                  the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b)                                 the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c)                                  terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d)                                 unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)                                  unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f)                                    the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g)                                 “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h)                                 unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i)                                     unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j)                                     all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k)                                  when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l)                                     with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and

(m)                               the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

8.4                                 Parties in Interest; No Third-Party Beneficiaries.  There is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any employee), except each Party and their respective permitted successors and assigns.

8.5                                 Governing Law.  This Agreement will be construed and enforced in accordance with the substantive laws of the State of Minnesota without reference to principles of conflicts of law.

8.6                                 Jurisdiction, Venue and Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MINNESOTA, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING.  EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

8.7                                 Entire Agreement; Amendment; Waiver.  This Agreement, including the Schedules, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter.  No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by Parent, Buyer, the Company and Sellers Agent (except as contemplated in Section 8.9), and any such amendment shall be binding on all Parties.  Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver.  No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms.  Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

8.8                                 Assignment; Binding Effect.  Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following:  (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder.  This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties.  Any purported assignment, delegation or other transfer not permitted by this Section is void.

8.9                                 Severability; Blue-Pencil.  The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law.  If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced (including any term in Section 5.6), then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

8.10                           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.11                           Disclosure Schedules.  “Disclosure Schedules” shall mean the disclosure schedules attached hereto being delivered by the Company on the date hereof, which is divided into sections and subsections that correspond to the sections and subsections of Article III.  Any item, information or facts set forth in any section or subsection of the Disclosure Schedules (by cross-reference or otherwise) will be deemed to disclose an exception to or qualify the related representation and warranty.  In addition, any item, information or facts disclosed in one section or subsection of the Disclosure Schedules will be deemed to be disclosed in all other applicable sections or subsections of the Disclosure Schedule as an exception to the related representations and warranties unless the relevance of such exception taken from the item, information or facts with respect to such other representation and warranty would not be reasonably apparent and understood by a reasonable person from the disclosure.  The disclosure of any matter or item in the Disclosure Schedule will not be deemed to constitute an acknowledgement that any such matter or item is material or is required to be disclosed.  Capitalized terms used in the Disclosure Schedules and not otherwise defined in the Disclosure Schedules have the meanings ascribed to them in this Agreement.

ARTICLE 9
CERTAIN DEFINITIONS

“Accounts Receivable” is defined in Section 1.1(a)(3).

“Accredited Investor” is defined in Section 3.28(d).

“Acquired Assets” is defined in Section 1.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Agreement” is defined in the first paragraph of this Agreement.

“Ancillary Document” means, with respect to a Person, any document executed and delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Annual Balance Sheet” is defined in Section 3.4(a)(1).

“Annual Balance Sheet Date” is defined in Section 3.4(a)(1).

“Annual Financial Statements” is defined in Section 3.4(a)(1).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Arbitrator” is defined in Section 2.3(c).

“Assumed Contract” is defined in Section 1.1(a)(4).

“Assumed Facility” means any land, building or other facility that is located at the premises leased to or by the Company under an Assumed Real Property Lease.

“Assumed Liability” is defined in Section 1.1(c).

“Assumed Real Property Lease” is defined in Section 1.1(a)(5).

“Average Trading Price” means the volume-weighted average of the per share trading prices of Parent Common Stock as reported through Bloomberg (based on all trades in Parent Common Stock and not an average of daily averages) for the 20 consecutive full trading days ending one Business Day prior to the Closing.

“Bill of Sale” is defined in Section 6.2(a).

“Business” is defined in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Employee Plan” is defined in Section 5.3(e)(1).

“Cap” is defined in Section 7.3(b).

“Claiming Party” is defined in Section 7.5(a).

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph of this Agreement.

“Computer System” is defined in Section 3.26(a).

“Confidentiality Agreement” is defined in Section 5.3(a).

“Consent” is defined in Section 3.3(c).

“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Customs Duty” is defined in Section 3.23.

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld).

“Designated Persons” are those Persons set forth on Exhibit 2.2(d) to whom the Company hereby directs Buyer to transfer and register the Parent Shares to be issued hereunder as an administrative convenience to the Company, but with such Parent Shares to be deemed to have been delivered directly to the Company and distributed to the Designated Persons by the Company for federal income tax, state corporate tax, and federal and state securities laws purposes.

“Domain Name Assignment” is defined in Section 6.2(b).

“Effective Time” is defined in Section 6.1.

“Employee Plan” means any pension, profit sharing, retirement, employee stock ownership, stock purchase, stock option, bonus, incentive compensation or deferred compensation plan; any life, health, dental, accident or disability plan; any workers’ compensation or other insurance plan; any severance or separation plan; any fringe benefit and any other employee benefit plan, practice, policy or arrangement of any kind, in the case of each of the foregoing, whether written or oral, maintained by the Company or any of its ERISA Affiliates on or before the Closing Date for the benefit of (or under which Sellers or any of its ERISA Affiliates has any obligation, whether absolute or contingent, to) any officers, governors, members or employees or similar individuals (including former officers, governors, members or employees) of the Company or any of its ERISA Affiliates, including any employee benefit plan that is subject to ERISA.

“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Governmental Authority alleging potential Liability (including potential Liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from, directly or indirectly, (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by any Acquired Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Company pursuant to section 414(b) and (c) of the Code.

“Escrow Account” is defined in Section 7.6.

“Escrow Agent” is defined in Section 6.2(c).

“Escrow Agreement” is defined in Section 7.6.

“Escrow Amount” is defined in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section 1.1(b).

“Excluded Contracts” is defined in Section 1.1(b)(3).

“Excluded Liability” is defined in Section 1.1(d).

“Excluded Real Property Lease” is defined in Section 1.1(b)(4).

“Excluded Records” is defined in Section 1.1(b)(1).

“Final Net Working Capital” is defined in Section 2.3(a).

“Financial Statements” is defined in Section 3.4(a)(2).

“Foreign Official” is defined in Section 3.24.

“GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any:  (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Company):  (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including a letter of credit) (c) surety bond; (d) swap or hedging Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (i) interest, fee or other expense regarding any of the foregoing.

“Indemnifying Party” is defined in Section 7.5(a).

“Initial Claim Notice” is defined in Section 7.5(a).

“Initial Purchase Price” is defined in Section 2.1.

“Insurance Policy” is defined in Section 3.14(a).

“Intellectual Property” means, in any jurisdiction in the world, any:  (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent, patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof; (b) trademark, service mark, trade dress, logo, slogan, trade name, entity name, internet domain name or right in any telephone number, together with any translation, adaptation, derivation or combination thereof (and including any goodwill associated therewith); (c) copyrightable work or copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal); (f) computer software (including source code, executable code, data, database or related documentation); (g) advertising or promotional material; (h) other proprietary right or other intangible asset; (i) copy or tangible embodiment of any of the foregoing (in whatever form or medium); or (j) application, registration or renewal regarding any of the foregoing.

“Interim Balance Sheet” is defined in Section 3.4(a)(2).

“Interim Balance Sheet Date” is defined in Section 3.4(a)(2).

“Interim Financial Statements” is defined in Section 3.4(a)(2).

“IRS” means the United States’ Internal Revenue Service.

“IT” is defined in Recital A.

“Knowledge” means, (a) with respect to an individual, the actual knowledge of such individual and what such individual should have known after a reasonable investigation; and (b) with respect to a Person other than an individual, the actual knowledge of any individual who is serving as a director or officer (or similar executive) of such Person and what any such individual should have known after a reasonable investigation.

“Leased Real Property” is defined in Section 3.11(a).

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.

“Major Contract” is defined in Section 3.8(a).

“Malicious Instructions” is defined in Section 3.26(b).

“Material Adverse Effect” means, with respect to any business or Person (as applicable), any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such business or on the business, operations, condition (financial or otherwise), properties, Liabilities, results of operations or prospects of such Person and its Subsidiaries, or any of them taken individually (other than (1) changes in economic conditions generally in the United States or (2) conditions generally affecting any of the industries in which such business or such Person participates; provided that with respect to clauses (1) and (2), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries)) or (b) materially and adversely affects the ability of the Company or Sellers to consummate the transactions contemplated herein.

“Mr. Krocak” is defined in the first paragraph of this Agreement.

“Mr. Leslie” is defined in the first paragraph of this Agreement.

“Net Working Capital” is defined in Section 2.3(h).

“Non-Compete Parties” is defined in Section 5.7(a).

“Non-Compete Period” is defined in Section 5.7(a).

“Notice of Disagreement” is defined in Section 2.3(b).

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of the operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person:  (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, and permitted successors and assigns.

“Parent” is defined in the first paragraph of this Agreement.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent SEC Documents” is defined in Section 4.5.

“Parent Shares” is defined in Section 2.2(d).

“Party” means Buyer, the Company, Sellers and Parent.

“Payoff Letter” is defined in Section 6.2(g).

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any:  (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue; (c) easements, rights-of-way, covenants, conditions, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto; and (d) other Encumbrances arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Permitted Transferee” means a Person that is (a) an Accredited Investor, and (b) a participant in the Company’s management incentive plan or a stockholder of the Company as of the Closing Date.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Petty Cash” is defined in Section 1.1(a)(12).

“Plan” means an “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any other employee benefit plan, program, agreement or arrangement of any kind, including any:  stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance.

“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.

“Principal Market” means the NASDAQ Global Market.

“Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Information Technology System” is defined in Section 3.26(a).

“Prorated Item” is defined in Section 2.3(i).

“PTO Balances” is defined in Section 1.1(c)(3).

“Purchase Price” is defined in Section 2.1.

“Real Property Lease” is defined in Section 3.11(a).

“Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence, quality control records or research or development files).

“Restricted Word” is defined in Section 5.7.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” is defined in the first paragraph of this Agreement.

“Sellers Agent” is defined in the first paragraph of this Agreement.

“Sellers Party” and “Sellers Parties” are defined in Section 5.20.

“Special Representation” is defined in Section 7.3(e).

“Statement” is defined in Section 2.3(a).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Target Net Working Capital” is defined in Section 2.3(g).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” is defined in Section 7.5(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, orally or in writing, that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter could be asserted, commenced, taken or otherwise pursued, including if conditioned upon certain events occurring or not occurring.

“Threshold” is defined in Section 7.3(a).

“Trademark Assignment” is defined in Section 6.2(b).

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Transferred Employee” is defined in Section 5.3(c).

“Transferred Employee Sales Commissions Obligation” is defined in Section 1.1(c)(2).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

*              *              *              *              *

IN WITNESS WHEREOF, each Party has executed this Asset Purchase Agreement effective as of the date first written above.

COMPANY:		BUYER:

MIDWAVE CORPORATION		MV SUB, INC.

By:	/s/ James D. Leslie	By:	/s/ Paul F. Lidsky
Name:	James D. Leslie	Name:	Paul F. Lidsky
Its:	Chief Executive Officer	Its:	President and Chief Executive Officer

SELLERS:		PARENT:

MR. LESLIE		DATALINK CORPORATION

/s/ James D. Leslie		By:	/s/ Paul F. Lidsky
James D. Leslie, individually		Name:	Paul F. Lidsky
		Its:	President and Chief Executive Officer

MR. KROCAK

/s/ Robert S. Krocak
Robert S. Krocak, individually

SELLERS AGENT:

MR. LESLIE

/s/ James D. Leslie
James D. Leslie, as Sellers Agent

[Signature Page to Asset Purchase Agreement]